UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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☑	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

CENTURY CASINOS, INC.

_______________________________________________

(Name of Registrant as Specified In Its Charter)

_______________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LETTER FROM OUR CHAIRMAN

Dear Stockholder:

We cordially invite you to electronically attend the Annual Meeting of Stockholders of Century Casinos, Inc., which will be held on Monday, June 24, 2024 at 8:00 a.m. Mountain Daylight Time. We are pleased to announce that this year’s Annual Meeting will again be a virtual meeting via live webcast on the Internet. You will be able to attend the Annual Meeting, vote and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/cnty2024.

At the Annual Meeting, you will be asked to vote on proposals to elect two Class III directors to our Board of Directors, ratify the appointment of our independent registered public accounting firm, approve an advisory (non-binding) resolution regarding the compensation of our named executive officers, approve the Amended and Restated 2016 Equity Incentive Plan and consider such other business as may properly come before the meeting.

Enclosed is a notice of the Annual Meeting, the proxy statement and proxy card along with a copy of our Annual Report on Form 10-K for the 2023 fiscal year.

We encourage you to read the enclosed proxy statement and vote promptly. If you attend the Annual Meeting, you may vote live via the Internet even if you previously voted by proxy. Thank you for your interest and support.

Sincerely,

/s/ Erwin Haitzmann
Erwin Haitzmann
Chairman of the Board of Directors

April 29, 2024

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

DATE AND TIME Monday, June 24, 2024 8:00 a.m. Mountain Daylight Time

PLACE Virtual Meeting www.virtualshareholdermeeting.com/cnty2024

RECORD DATE Thursday, April 25, 2024

, 8:0 Time 4:00 p.m. Central European Summer Time PLACE Virtual Meeting www.virtualshareholdermeeting.com/cnty2018 RECORD DATE Tuesday, April 17, 2018

ANNUAL MEETING PROPOSALS

1 ELECTION of two Class III directors to our Board of Directors	2 RATIFICATION of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024	3 APPROVAL of an advisory (non-binding) resolution regarding the compensation of our named executive officers	4 APPROVAL of the Amended and Restated 2016 Equity Incentive Plan

Any other business as may properly come before the meeting in accordance with our bylaws or any adjournment or postponement thereof will also be voted upon.

PROXY VOTING

Only those stockholders of record owning shares of our common stock at the close of business on April 25, 2024 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement of the Annual Meeting. A complete list of these stockholders will be available for ten days prior to the meeting at the office of our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, and at the Annual Meeting.

To attend the Annual Meeting via the live webcast, go to www.virtualshareholdermeeting.com/cnty2024 at least 15 minutes prior to the start time to register. Click on the link to the audio-only webcast, which will take you through the steps necessary to access the webcast. In order to ask questions and submit a ballot at the meeting, you must have a Broadridge-issued control number and enter it when prompted.

Our proxy statement is enclosed. Stockholders who cannot attend the meeting via the Internet should vote by using the enclosed proxy card. Please fill in, date, sign and return the enclosed proxy card in the enclosed envelope so that your shares may be voted at the meeting. If you attend the meeting via the Internet, you may revoke your proxy and vote live at the meeting. Your vote is important.

By order of the Board of Directors,
/s/ Margaret Stapleton
Margaret Stapleton
Chief Financial Officer and Corporate Secretary

Colorado Springs, Colorado

April 29, 2024

TABLE OF CONTENTS

2024 ANNUAL MEETING OF STOCKHOLDERS	1	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	26
Voting Rights and Outstanding Shares	1
Quorum and Votes Required	2	Certain Relationships and Related Transactions	27
Stockholder Proposals	2	COMPENSATION DISCUSSION AND ANALYSIS	28
Stockholder Communications and Director Nominations	2	Overview of Compensation Goals and Objectives	28
		Company Business Developments	28
Householding	3	Compensation Policy	29
CERTAIN INFORMATION REGARDING THE BOARD	4	Compensation Program Design	30
Board Diversity Matrix	4	Roles in Establishing Compensation	30
Audit Committee	5	Use of Peer Group and Other Market Data	31
Compensation Committee	5	Consideration of Say-On-Pay Results and Stockholder Input	31
Governance and Nominating Committee	6
Director Selection Process	7	Elements of Compensation	31
Resignation Policy	7	Compensation Committee Report	39
Board Leadership Structure	7	EXECUTIVE COMPENSATION	40
Risk Oversight	8	Summary Compensation Table	40
Compensation Committee Interlocks and Insider Participation	8	2023 Grants of Plan-Based Awards	42
		Outstanding Equity Awards at 2023 Fiscal Year-End	43
Director Compensation	8	Option Exercises and Stock Vested in 2023	44
PROPOSALS REQUIRING YOUR VOTE	10	Executive Agreements	44
Proposal No. 1 Election of Directors	10	2023 Potential Payments Upon Termination or Change of Control	46
Proposal No. 2 Ratification of Appointment of Independent Registered Public Accounting Firm	11
		EQUITY COMPENSATION PLAN INFORMATION	51
Principal Accounting Fees and Services	11	CEO PAY RATIO DISCLOSURE	52
Report of the Audit Committee of the Board of Directors	12	PAY VERSUS PERFORMANCE	52
		Appendix A – Non-GAAP Reconciliations	56
Proposal No. 3 Advisory Vote on Executive Compensation		Appendix B – Amended and Restated 2016 Equity Incentive Plan	57
	13
Proposal No. 4 Approval of Amended and Restated 2016 Equity Incentive Plan	14
INFORMATION REGARDING DIRECTORS	24
Code of Business Conduct and Ethics	25

2024 ANNUAL MEETING OF STOCKHOLDERS

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Century Casinos, Inc. (“we,” “us,” “our,” or the “Company”) for the Annual Meeting of Stockholders (“Annual Meeting”) to be held at the following date, time and place, and at any postponements or adjournments thereof:

June 24, 2024	Virtual Meeting
8:00 a.m. Mountain Daylight Time	www.virtualshareholdermeeting.com/cnty2024

Matters to be considered and acted upon are set forth in the accompanying Notice of Annual Meeting of Stockholders and this proxy statement and are more fully described herein. The enclosed materials were first mailed on or about April 29, 2024 to our stockholders of record as of April 25, 2024.

YOUR VOTE IS IMPORTANT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 24, 2024. This proxy statement and the Annual Report on Form 10-K are available at www.proxyvote.com. None of the information contained in our Annual Report on Form 10-K is proxy solicitation material.

VOTING RIGHTS AND OUTSTANDING SHARES

Only stockholders of record at the close of business on April 25, 2024 will be entitled to vote at the Annual Meeting. On that date, there were 30,682,603 shares outstanding of our common stock, our only class of voting securities. Each share of common stock is entitled to one vote per share. Cumulative voting in the election of directors is not permitted.

All properly executed proxies received prior to the Annual Meeting will be voted at the Annual Meeting. If a stockholder directs how a proxy is to be voted with respect to the business coming before the Annual Meeting, the proxy will be voted in accordance with the stockholder’s directions. If a stockholder does not direct how a proxy is to be voted, it will be voted as the Board recommends, which is as follows:

PROPOSALS	PAGE	RECOMMENDATION
Proposal No. 1: Election of Directors Election of the nominees to the Board listed in this proxy statement and on the proxy card	10	FOR each nominee
Proposal No. 2: Ratification of Independent Registered Public Accounting Firm Ratification of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024	11	FOR
Proposal No. 3: Advisory Vote to Approve Executive Compensation Approval of the advisory (non-binding) resolution regarding the compensation of our named executive officers	13	FOR
Proposal No. 4: Approval of the Amended and Restated 2016 Equity Incentive Plan Approval of the Amended and Restated 2016 Equity Incentive Plan	14	FOR

A proxy may be revoked at any time before it is exercised by giving written notice to our Corporate Secretary at Century Casinos, Inc., 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or by delivery of a subsequently executed proxy. Stockholders may vote their shares in person if they attend the Annual Meeting, even if they have executed and returned a proxy. Stockholders will not be able to vote their shares by phone at the meeting.

Proxies are being solicited by mail, and, in addition, our directors, officers and regular employees (who will not receive any additional compensation) may solicit proxies personally, by telephone, by email, or by special correspondence. We will reimburse brokerage firms and others for their expenses in forwarding proxy materials to the beneficial owners of our common stock. All expenses involved in preparing, assembling and mailing this proxy statement and the enclosed material and in connection with the solicitation of proxies in regard to the proposals brought forward by us and included in this proxy statement will be paid by us.

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QUORUM AND VOTES REQUIRED

The holders of a majority of our issued and outstanding shares of common stock, represented either in person or by proxy and entitled to vote at the meeting, will constitute a quorum for the transaction of business at the Annual Meeting. A vote of the holders of a majority of the common stock present, either in person or by proxy, and entitled to vote, is required to elect the director nominees, to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2024, to approve the advisory (non-binding) resolution regarding the compensation of our named executive officers (“NEOs”) and to approve the Amended and Restated 2016 Equity Incentive Plan.

A stockholder entitled to vote may abstain from voting for nominees for director in the election of directors and may abstain from voting on any of the other proposals. Abstentions are counted for purposes of determining a quorum to conduct business. Abstentions will have the effect of a vote “against” a proposal, because an abstention represents a share entitled to vote and is included in the denominator in determining the percentage approved. The inspectors of election will treat broker non-votes, which are shares held by brokers or nominees for which the broker or nominee has no discretionary power to vote on a particular matter and for which they have received no instructions from the beneficial owners or persons entitled to vote, as shares that are present for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of any matters as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, including the election of directors, those shares will be treated as not entitled to vote with respect to that matter (even though those shares may be entitled to vote on other matters).

STOCKHOLDER PROPOSALS

If you are a stockholder who wishes to present a proposal for inclusion in the proxy statement and form of proxy for consideration at our 2025 Annual Meeting of Stockholders, you must submit your proposals to the attention of our Corporate Secretary at our executive office at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, so that the proposal is received by us no later than December 30, 2024. In order for a stockholder proposal to be properly considered at the 2025 Annual Meeting, our Corporate Secretary must have received notice of the proposal no sooner than December 26, 2024 and no later than February 24, 2025, in accordance with our amended and restated bylaws. Proposals received by us before December 26, 2024 or after February 24, 2025 will be deemed untimely and will not be considered at the 2025 Annual Meeting. In addition to satisfying the foregoing requirements under our amended and restated bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than management’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) no later than April 25, 2025.

STOCKHOLDER COMMUNICATIONS AND DIRECTOR NOMINATIONS

Stockholders or other interested parties may communicate with our Board, any individual director, or members of any Board committee. Stockholders should send any communications to investor@cnty.com, and identify the intended recipient or recipients. All communications addressed to the Board or any identified director or directors will be forwarded to the identified person or persons.

In order to nominate candidates for election to our Board, nominations must be timely received from a stockholder at our executive office at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903, as described above under “Stockholder Proposals”, and must set forth the name, age, business address and residence address of each nominee, the nominee’s principal occupation or employment, the number of shares of our common stock owned by each nominee, and any other information regarding each nominee required to be disclosed by our amended and restated bylaws or by applicable laws. The nomination must also state the name and address of the stockholder making such nomination and the number of shares of common stock owned by such person.

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HOUSEHOLDING

To reduce the expense of delivering duplicate proxy solicitation materials, we and some brokers may take advantage of the “householding” rules of the Securities and Exchange Commission (“SEC”). These householding rules permit the delivery of only one set of proxy solicitation materials to stockholders who share the same address, unless otherwise requested. Any stockholder of record who shares an address with another stockholder of record and who has received only one set of proxy solicitation materials may receive a separate copy of those materials, without charge, or request future delivery of separate materials upon writing our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or calling (719) 527-8300. Likewise, any stockholder of record who shares an address with another stockholder of record and who has received multiple sets of proxy solicitation materials may request future delivery of a single copy of those materials upon writing our Corporate Secretary at 455 E. Pikes Peak Ave., Suite 210, Colorado Springs, Colorado 80903 or calling (719) 527-8300.

If you consent to householding, your election will remain in effect until you revoke it. Should you later revoke your consent, you will be sent separate copies of those documents that are mailed at least thirty days or more after receipt of your revocation.

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CERTAIN INFORMATION REGARDING THE BOARD

The following table presents the current members of the Board, the committees on which they serve, and whether they are independent under Nasdaq Stock Market (“Nasdaq”) listing standards and SEC rules.

NAME	AUDIT COMMITTEE	COMPENSATION COMMITTEE	GOVERNANCE AND NOMINATING COMMITTEE	INDEPENDENT
Erwin Haitzmann
Peter Hoetzinger
Eduard Berger	✓		✓	✓
Gottfried Schellmann	✓ Chair	✓ Chair	✓ Chair	✓
Dinah Corbaci	✓	✓	✓	✓

The Board held one meeting and approved resolutions through unanimous written consent on eight occasions during 2023. During 2023, each director attended the Board meeting and all committee meetings held during the year of which he or she has served as a member. A majority of our directors are independent directors, as required by the Nasdaq listing standards. Our Board determines whether a director is independent through a broad consideration of facts and circumstances, including an assessment of the materiality of any relationship between us and a director not merely from the director’s standpoint, but also from that of persons or organizations with which the director has an affiliation. In making this determination, the Board adheres to the independence criteria defined by the Nasdaq listing standards and applicable SEC rules.

Our policy regarding attendance by members of the Board at our Annual Meeting of Stockholders is to encourage directors to attend, either in person or by teleconference, subject to their availability during that time. All members of the Board attended the 2023 Annual Meeting.

BOARD DIVERSITY MATRIX

BOARD DIVERSITY MATRIX (As of April 25, 2024)
Total number of Directors	5
	FEMALE	MALE	NON-BINARY	DID NOT DISCLOSE
GENDER IDENTITY:
Directors	1	3	0	1
DEMOGRAPHIC BACKGROUND:
White	1	3	0	1

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AUDIT COMMITTEE
MEMBERS
Gottfried Schellmann (Chairman)	Independent: All
Eduard Berger	Audit Committee Financial Expert: Gottfried Schellmann
Dinah Corbaci	Nasdaq/SEC Qualified: All

RESPONSIBILITIES

•  Selects and appoints our independent registered public accounting firm.

•  Reviews the independence and performance of the independent registered public accounting firm.

•  Reviews our system of internal controls.

•  Oversees risk management, including information technology and cybersecurity risk.

•  Reviews actions taken to comply with applicable gaming rules and regulations.

•  Reviews compliance with our Code of Business Conduct and Ethics.

•  Approves the services and fees of the independent registered public accounting firm.

•  Reviews our annual and quarterly financial statements and the independent registered public accounting firm’s opinion rendered with respect to such financial statements.

•  Reviews disclosures in our Form 10-K, Form 10-Q and proxy statement filings with the SEC.

•  Reviews related party transactions.

The Audit Committee of the Board is governed by an Amended and Restated Charter and Powers of the Audit Committee, a current copy of which can be found at www.cnty.com/investor/governance/facts-overview/. During 2023, the Audit Committee held four meetings.

COMPENSATION COMMITTEE
MEMBERS
Gottfried Schellmann (Chairman)	Independent: All
Dinah Corbaci

RESPONSIBILITIES

•  Develop guidelines and review the compensation and performance of our executive officers, and review and approve corporate goals relevant to the compensation of our executive officers in light of our goals and objectives.

•  Determine the compensation of the executive officers, including base pay, incentive pay (bonus) and equity awards.

•  Review and discuss with management our annual Compensation Discussion and Analysis.

•  Make recommendations to the Board regarding inclusion of the Compensation Discussion and Analysis in our annual proxy statement.

•  Make recommendations with respect to incentive-compensation plans and equity-based plans.

•  Develop plans for management succession.

•  Review major organizational and staffing matters.

•  Review director compensation levels and practices, and recommend, from time to time, changes in such compensation levels and practices to the Board.

•  Annually review and reassess the adequacy of the Compensation Committee’s charter and recommend any proposed changes to the Board for approval.

•  Annually review the Compensation Committee’s own performance.

•  Perform any other activities consistent with the Compensation Committee’s charter, our bylaws and applicable laws, rules and regulations that the Compensation Committee or the Board deem appropriate.

The Compensation Committee of the Board operates pursuant to a written charter that was adopted by the Board, a current copy of which can be found at www.cnty.com/investor/governance/facts-overview/.

The Compensation Committee collaborates with our management team in reviewing the material terms of our existing compensation policies and programs for all employees and believes that such policies and programs do not encourage excessive risk-taking that is reasonably likely to result in a material adverse impact on us.

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In fulfilling its responsibilities, the Compensation Committee may delegate any of its responsibilities to one or more subcommittees or to one of its members as the Compensation Committee may deem appropriate in its sole discretion, to the extent permitted by Nasdaq and SEC rules and any other applicable rules and regulations. In addition, the Compensation Committee may, from time to time, engage external compensation consultants to assist in reviewing compensation policies and programs, setting executive compensation. During 2023, the Compensation Committee held one meeting.

GOVERNANCE AND NOMINATING COMMITTEE
MEMBERS
Gottfried Schellmann (Chairman)	Independent: All
Eduard Berger
Dinah Corbaci

RESPONSIBILITIES

•  Develop and recommend to the Board a set of corporate governance principles.

•  Advise the Board on corporate governance matters.

•  Develop and recommend to the Board criteria for the selection of candidates to serve on the Board.

•  Establish procedures for the identification and evaluation of any candidate for the Board, including any incumbent director.

•  Establish procedures for stockholders to submit potential candidates for election to the Board.

•  Select and approve all nominees for Board membership.

•  Make recommendations as necessary regarding changes in the size and composition of the Board and each Board committee.

•  Make recommendations as necessary regarding the establishment of new Board committees and selection of directors to serve on each committee.

•  Develop and administer an annual Board and committee evaluation process.

•  Annually review the Governance and Nominating Committee’s own performance.

•  Perform any other activities consistent with the Governance and Nominating Committee charter, our bylaws and applicable laws, rules and regulations that the Governance and Nominating Committee or the Board deem appropriate.

The Governance and Nominating Committee operates pursuant to a written charter that was adopted by the Board, a current copy of which can be found at www.cnty.com/investor/governance/facts-overview/.

The Governance and Nominating Committee will consider director nominees recommended by stockholders under the same procedure used for considering director nominees recommended by management or other directors. See the “Stockholder Communications and Director Nominations” section of this proxy statement for procedures to be followed by stockholders to submit nominations.

In fulfilling its responsibilities, the Governance and Nominating Committee may engage external consultants. No external consultants were used during 2023. We believe that our current Board members collectively possess diverse knowledge and experience in the disciplines that impact our business. Prior to nominating a new director candidate, our Governance and Nominating Committee considers the collective experience of the existing Board members. Based on this evaluation, the Governance and Nominating Committee nominates individuals who it believes can either strengthen the Board’s sophistication and experience or further diversify the collective experience represented. Although the Board does not currently have a policy directly addressing director diversity, the Governance and Nominating Committee, guided by the Governance and Nominating Committee’s charter, intends to assess the diversity of the Board and the effectiveness of its diversity considerations prior to nominating any additional candidates for director. During 2023, the Governance and Nominating Committee approved one resolution by unanimous written consent.

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DIRECTOR SELECTION PROCESS

The general criteria that the Governance and Nominating Committee uses to select nominees are:

•Such individual’s reputation for integrity, honesty and adherence to high ethical standards;

•Demonstrated business acumen, particularly in the casino industry;

•Experience and ability to exercise sound judgments in matters that relate to our current and long-term objectives;

•Willingness and ability to contribute positively to our decision-making process;

•Commitment to understanding us and our industry and to regularly attend and participate in meetings of the Board and its committees;

•Interest and ability to understand the sometimes conflicting interests of our various constituencies, which include stockholders, employees, customers, governmental units, creditors, and the general public;

•Ability to act in the interest of all stakeholders;

•Shall not have, or appear to have, a conflict of interest that would impair the nominee’s ability to represent the interests of all of our stockholders and to fulfill the responsibilities of a director; and

•Understanding of the complexity of diverse international business structures.

The Governance and Nominating Committee reviewed the qualifications of Dr. Erwin Haitzmann and Mr. Gottfried Schellmann, whose terms expire at the 2024 Annual Meeting, and has recommended to the Board that Dr. Erwin Haitzmann and Mr. Gottfried Schellmann be re-nominated to the Board for three-year terms expiring at the 2027 Annual Meeting.

RESIGNATION POLICY

Under the Company’s director resignation policy, promptly following the receipt of the final report from the Inspector of Elections relating to an election of directors of the Company (other than elections in which the number of nominees exceeds the number of directors to be elected), any nominee who does not receive the affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote, will tender his or her resignation for consideration by the Board. Subject to certain conditions, the Governance and Nominating Committee will meet to consider the tendered resignation and make a recommendation to the Board concerning the action, if any, to be taken with respect to the director’s resignation. The Board will consider and act upon the Governance and Nominating Committee’s recommendation within 90 days of certification of the vote at the Meeting. In considering the director’s resignation, the Governance and Nominating Committee and the Board will consider all factors they deem relevant, including, without limitation, the underlying reason for the vote result, if known, the director’s contributions to the Company during his or her tenure, and the director’s qualifications. The Board may accept the resignation, refuse the resignation, or refuse the resignation subject to such conditions designed to cure the underlying cause as the Board may impose. Within four business days of the decision regarding the tendered resignation, the Company will file with the SEC a report on Form 8-K disclosing the decision with respect to the resignation, describing the deliberative process and, if applicable, the specific reasons for rejecting the tendered resignation.

BOARD LEADERSHIP STRUCTURE

The Board does not have a policy regarding the separation of the roles of Co-Chief Executive Officer and Chairman of the Board, as the Board believes it is in our best interests to make that determination based on our particular position and direction and the membership of the Board. The Board has determined that having our Co-Chief Executive Officer Dr. Haitzmann serve as Chairman is in the best interest of our stockholders at this time. This structure makes the best use of the Co-Chief Executive Officer’s extensive knowledge of us and our industry, as well as fostering greater communication between our management and the Board. The combined role of Chairman and Co-Chief Executive Officer is balanced by our governance structure, policies and controls. Three of the five members of our Board of Directors satisfy the requirements of independence promulgated by the SEC and Nasdaq, and the Audit, Compensation, and Governance and Nominating Committees are composed entirely of independent members of the Board. This structure encourages independent and effective oversight of our operations and prudent management of risk.

The Board has not appointed a “lead independent director” due to the small size of the Board and because three of the five directors are independent. The Board therefore does not believe that a lead independent director would add significant value at this time.

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RISK OVERSIGHT

Our Board of Directors administers its risk oversight function directly and through its committees.  The Board has oversight responsibility for all risks and has various programs to oversee financial and business risks including (i) reviewing and discussing with management the quarterly and annual SEC filings, (ii) reviewing and discussing with management our business strategies and the related business plan, (iii) monitoring quarterly results, and (iv) reviewing and discussing with management results of our enterprise risk management program.

Companies face a variety of risks, including credit risk, liquidity risk, and operational risk. The Board believes an effective risk management system will (i) timely identify the material risks that we face, (ii) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board committee, (iii) implement appropriate and responsive risk management strategies consistent with our risk profile, and (iv) integrate risk management into our decision-making.

The Board has designated the Audit Committee to take the lead in overseeing risk management, including information technology and cybersecurity risks. The Audit Committee makes periodic reports to the Board regarding briefings provided by management and advisors as well as the Audit Committee’s own analysis and conclusions regarding the adequacy of our risk management processes.

The Compensation Committee administers compensation risk oversight through its oversight of compensation practices and the Compensation Committee’s assessment of the potential impact of those practices on risk-taking. The Compensation Committee believes that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on us.

In addition to a formal compliance program, the Board encourages management to promote a corporate culture that incorporates risk management into our corporate strategy and day-to-day business operations. The Board also works with the input of our executive officers to assess and analyze the most likely areas of future risk for us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2023, the members of the Compensation Committee were Mr. Gottfried Schellmann and Dr. Dinah Corbaci. Neither of these individuals is a current or former officer of the Company or any of our subsidiaries. During 2023, none of our executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as a director or member of our Compensation Committee.

DIRECTOR COMPENSATION

During 2023, compensation for directors who are neither our employees nor employees of any of our subsidiaries (“Outside Directors”) was as follows:

•Annual cash retainer for Outside Directors is $40,000;

•The Audit Committee chair will receive an additional annual cash retainer of $20,000;

•Outside Directors received an annual equity grant of restricted stock units (“RSUs”) with a grant date fair value of $10,000 as further described below; and

•Outside Directors were paid $2,000 for each gaming application completed.

RSUs are typically granted in March of each year after the release of our Annual Report on Form 10-K (the “Director RSU Grant Date”) based on the closing price of the Company’s common stock on that date. The RSUs vest 100% on the first anniversary of the Director RSU Grant Date. The grant of Director RSUs for 2024 was postponed until stockholders approve the Amended and Restated 2016 Equity Incentive Plan.

Directors who are also our employees receive no additional compensation for serving on our board of directors.

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2023 DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation of our Outside Directors for 2023:

NAME	FEES EARNED OR PAID IN CASH	STOCK AWARDS (1)	ALL OTHER COMPENSATION (2)	TOTAL
Gottfried Schellmann	$60,000	$10,000	$17,000	$87,000
Dinah Corbaci	40,000	10,000	17,000	67,000
Eduard Berger	40,000	10,000	17,000	67,000

(1)Represents the grant date fair value of 1,357 RSUs granted to each Outside Director on March 15, 2023, calculated in accordance with U.S. GAAP.

(2)The amounts reflected in “All Other Compensation” reflects cash compensation for a completed gaming application and a $15,000 bonus to each Outside Director in recognition of the additional time and efforts related to our acquisitions of the Nugget Casino Resort (“Nugget Casino”) and Rocky Gap Casino, Resort & Golf (“Rocky Gap”) and the sale and leaseback of the real estate related to our Canada properties that were completed in 2023.

As of December 31, 2023, Mr. Schellmann held options to purchase 25,000 shares of our common stock, all of which were exercisable; Dr. Corbaci held options to purchase 46,700 shares of our common stock, all of which were exercisable; and Mr. Berger held options to purchase 25,000 shares of our common stock, all of which were exercisable. We did not grant stock options to our Outside Directors during 2023.

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PROPOSALS REQUIRING YOUR VOTE

PROPOSAL NO. 1 ELECTION OF DIRECTORS

Our Board is divided into three classes of directors as nearly equal in number as possible. Each director who is elected at an Annual Meeting will be elected for a three-year term expiring at the third Annual Meeting of Stockholders after such director’s election. Accordingly, directors of one class only are elected at each year’s Annual Meeting of Stockholders. All nominees, if elected, will serve until the expiration of their respective three-year terms or until their successors are duly elected and qualified. Our Board consists of five directors in three classes as follows: (i) two Class I directors, Dr. Dinah Corbaci and Mr. Eduard Berger, whose terms will expire at the 2025 Annual Meeting; (ii) one Class II director, Mr. Peter Hoetzinger, whose term will expire at the 2026 Annual Meeting; and (iii) two Class III directors, Dr. Erwin Haitzmann and Mr. Gottfried Schellmann, whose terms will expire at the 2024 Annual Meeting.

Based on the recommendations of our Governance and Nominating Committee, the Board has nominated Dr. Erwin Haitzmann and Mr. Gottfried Schellmann for election as Class III directors to serve for three-year terms expiring at the 2027 Annual Meeting of Stockholders.

Dr. Haitzmann is presently a member of the Board of Directors, having served continuously as a director since 1994. Mr. Schellmann is presently a member of the Board of Directors, having served continuously as a director since 1997. Dr. Haitzmann and Mr. Schellmann have indicated a willingness to serve; however, in the event a nominee becomes unable to serve as a director, all proxies will be voted in accordance with the best judgment of the persons acting under such proxies.

Further information regarding Dr. Haitzmann and Mr. Schellmann, the nominees for Class III directors, are set forth below under “Information Regarding Directors.”

Vote Required

The affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote is required to elect a director. Abstentions effectively count as a vote against a nominee. Broker non-votes will have no effect on the outcome of the proposal. Proxies cannot be voted for a greater number of directors than the number nominated.

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE ABOVE NOMINEES AS A CLASS III DIRECTOR.

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PROPOSAL NO. 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has appointed Grant Thornton LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2024. In August 2020, we engaged Grant Thornton LLP as our independent registered public accounting firm. The services provided to us by Grant Thornton LLP during 2023 and 2022 are described under “Principal Accounting Fees and Services” below. Although ratification is not required by law, the Board has determined that it is desirable to seek stockholder ratification of this appointment in light of the critical role played by the independent registered public accounting firm in auditing our financial statements. Notwithstanding the selection or ratification of Grant Thornton LLP, the Audit Committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of us and our stockholders. If the appointment is not ratified by our stockholders, the Audit Committee may reconsider whether it should appoint another independent registered public accounting firm. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting, either in person or via the webcast, to respond to appropriate questions and will have an opportunity to make a statement if the representative desires to do so.

PRINCIPAL ACCOUNTING FEES AND SERVICES

The following table sets forth the aggregate fees billed to us by Grant Thornton LLP, our independent auditor since August 10, 2020:

	2023	2022
Audit Fees (1)	$2,411,000	$1,596,324
Audit-Related Fees (2)	—	206,250
Tax Fees	—	—
Total	$2,411,000	$1,802,574

(1)Audit fees consist of fees incurred for professional services rendered for the audit of our consolidated financial statements included in our annual reports on Form 10-K, reviews of the interim consolidated financial statements included in quarterly reports on Form 10-Q, consents for filings with the SEC, local statutory audits, and associated expenses.

(2)Audit-related fees for the years ended December 31, 2022 consist of fees incurred for certain professional services rendered in connection with acquisitions.

The Audit Committee approved in advance all audit services provided in 2023 and 2022 including audit engagement fees and terms provided to us by our independent auditors (subject to the de minimis exception for non-audit services contained in Section 10A(i)(1)(B) of the Exchange Act, all as required by applicable law or listing standards.

The independent auditors and our management are required to periodically report to the Audit Committee the extent of services provided by the independent auditors and the fees associated with these services.

Vote Required

Ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2024 requires the affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote. Abstentions effectively count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024.

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Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements of the Company for the year ended December 31, 2023. The Audit Committee discussed with Grant Thornton LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received the written disclosures and the letter from Grant Thornton LLP required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence, and has discussed with Grant Thornton LLP its independence.

Based upon the review and discussions noted above, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which was filed with the SEC on March 14, 2024.

Audit Committee:

Gottfried Schellmann, Chairman

Dinah Corbaci

Eduard Berger

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PROPOSAL NO. 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires that we provide our stockholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement. See “Compensation Discussion and Analysis” and “Executive Compensation” below.

In order to better align the long-term interests of our executives with our stockholders and to attract and retain highly qualified executives, our compensation programs have been designed to provide competitive levels of compensation that integrate pay with our performance, with an emphasis on recognizing individual initiative and achievements and recognizing the complexity of our international operations. We base our compensation primarily on experience, expertise and performance, with a portion of potential compensation dependent upon our successful long-term performance and position in the international gaming industry.

The Compensation Policy includes an annual incentive plan and long-term incentive plan. In 2017, the Compensation Committee began granting cash awards to senior management based on the Company’s achievement of certain performance measures under the annual incentive plan and began making annual performance stock unit (“PSU”) grants to senior management under the 2016 Equity Incentive Plan. Under our long-term incentive program, a significant portion of the compensation paid to our executive officers is at-risk, performance-based compensation based on pre-determined, measurable performance objectives approved by the Compensation Committee. The Compensation Committee review the Compensation Policy annually and decided no changes were needed for 2023. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” below.

As a result of these efforts, the compensation of our named executive officers received support from over 90% of the shares voted on this proposal at our last three Annual Meetings. We have responded to our stockholders’ input over the last several years and we will continue to consider the feedback from our stockholders when determining the compensation of our named executive officers in the future.

This vote is advisory, which means that the vote on executive compensation is not binding on the Company, our Board of Directors or the Compensation Committee of the Board of Directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. To the extent there is a vote against our named executive officer compensation as disclosed in this proxy statement, the Compensation Committee will evaluate whether any actions are necessary to address our stockholders’ concerns.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal No. 3. Abstentions effectively count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

Accordingly, we ask our stockholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2024 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

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PROPOSAL NO. 4

Introduction

We are asking our stockholders to approve the Amended and Restated Century Casinos, Inc. 2016 Equity Incentive Plan (the “2016 Plan”) to increase the number of shares of our common stock reserved for issuance under the 2016 Plan by an additional 2,430,400 shares, extend the term of the 2016 Plan, and make certain other decision changes to the 2016 Plan. The Board believes that long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term stockholder value creation, aligning executives’ interests with the interests of stockholders and serving as an effective retention device. Our ability to continue to provide a competitive level of long-term equity incentives is considered to be of utmost importance to our success.

The 2016 Plan originally became effective on June 9, 2016. On April 21, 2024, the Board approved, subject to stockholder approval, an amendment and restatement of the 2016 Plan (the “Restated Plan”) to approve the reservation of an additional 2,430,400 shares for future issuance under the Restated Plan, and make certain other changes described below.

Stockholder Approval and Board of Directors Recommendation

Stockholder approval of the Restated Plan is being sought in order to (i) satisfy the stockholder approval requirements of the Nasdaq listing standards for certain of the amendments included in the Restated Plan, including the increase in the number of shares available for issuance under the Restated Plan by 2,430,400 shares, and the extension of the term of the Restated Plan to the date that is 10 years after stockholder approval of the Restated Plan, and (ii) obtain stockholder approval of provisions relating to incentive stock options under Internal Revenue Code (“Code”) Section 422.

Our Board recommends that our stockholders vote FOR approval of the Restated Plan because our Board believes that we must offer a competitive equity incentive program if we are to continue to successfully attract and retain the best possible candidates for positions of responsibility. We expect that the Restated Plan will continue to be an important factor in attracting, retaining and rewarding the high caliber employees and non-employee directors essential to the Company’s success, and in motivating these individuals to strive to enhance the Company’s growth and profitability. The Restated Plan is intended to ensure that the Company will have available an equity incentive program with a reasonable number of shares to meet these goals. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR approval of the Restated Plan.

Key Compensation Practices

The Restated Plan includes changes and updates, including the following:

≤Increase in the shares available for issuance of awards by 2,430,400 shares;

≤Extend the term of the 2016 Plan to the date that is 10 years from the date of stockholder approval of the Restated Plan;

≤Add clawback provision that provides for forfeiture of all types of equity and equity-based awards granted to our NEOs under the Restated Plan, whether subject to time- or performance-based vesting conditions, in the event that the Company is required to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under securities laws;

≤Remove and delete certain references to Code Section 162(m) and corresponding performance-based compensation award limits;

≤Subject all compensation paid to individual non-employee directors to an annual limit of $800,000;

≤Add that any dividends or dividend equivalents payable with respect to restricted stock or other full-value stock-based awards will be subject to the same restrictions and risk of forfeiture as the underlying awards; and

≤Remove one-year minimum vesting and performance period requirements.

The Restated Plan continues to include a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including the following:

≤No repricing of underwater options or stock appreciation rights without stockholder approval. The Restated Plan prohibits, without stockholder approval, actions to reprice, replace or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

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≤No discounted option or SAR grants. The Restated Plan requires that the exercise price of options or SARs be at least equal to the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

≤No evergreen. The Restated Plan does not have an evergreen or similar provision providing for an automatic replenishment of shares available for grant.

≤No liberal share recycling provisions. We may not add back to the Restated Plan’s share reserve shares that are delivered or withheld to pay the exercise price of an option award or to satisfy a tax withholding obligation in connection with any awards, shares that we repurchase using option exercise proceeds and shares subject to an SAR award that are not issued in connection with the stock settlement of that award upon its exercise.

≤No liberal definition of “change in control.” No change in control under the Restated Plan would be triggered by stockholder approval of a business combination transaction, the announcement or commencement of a tender offer or any Board assessment that a change in control is imminent.

≤Limit on non-employee director awards. The Restated Plan subjects all compensation paid to individual non-employee directors under the Restated Plan or otherwise to an annual limit of $800,000.

≤Restrictions on dividends and dividend equivalents. While we do not currently pay dividends on our common stock, the Restated Plan prohibits the payment of dividends or dividend equivalents on stock options and SARs, and provides that any dividends or dividend equivalents payable with respect to restricted stock or stock units subject to the unvested portion of such an award will be subject to the same restrictions and risk of forfeiture as the restricted stock or stock units to which such dividends or dividend equivalents relate.

≤Hedging and Pledging. Any shares acquired pursuant to the Restated Plan are subject to our policy that provides for prohibitions on hedging transactions and pledging of our stock by our directors, officers and employees.

≤Clawback of Incentive Awards. The Restated Plan provides that all awards are subject to any clawback or recoupment policies and procedures in effect from time to time, including those set forth in the Restated Plan. For more information about our current executive compensation recoupment policies, see “Compensation Discussion and Analysis— Other Compensation Policies.

≤Clawback of Time-Vested Awards. The Restated Plan requires reimbursement or forfeiture of any type of awards made under the Plan (including awards vesting on a time-basis) received by our NEOs in the event that we are required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws.

Basis for the Requested Share Reserve Increase

Approval of the Restated Plan will help ensure that we continue to have sufficient shares available for (1) our annual grants to employees and directors and (2) grants to potential new hires.

In determining the amount of the share reserve for the Restated Plan, our Compensation Committee considered, in addition to the factors cited above, a number of factors, including the following:

≤Historical equity award burn rate. Our three-year average value-adjusted “burn rate” was 1.55% for fiscal years 2021 through 2023. We calculated value-adjusted burn rate by dividing (i) the sum of (A) the number of options multiplied by the option's dollar value using a Black-Scholes model and (B) the number of full value awards multiplied by the stock price, by (ii) the weighted-average number of shares multiplied by the stock price. This compares to benchmark guidance of 2.37% for our industry classification among Russell 3000 companies, therefore, we believe our historical value-adjusted burn rate is reasonable for a company of our size in our industry.

Year	Shares Granted	Basic Weighted Average Number of Common Shares Outstanding	Value-Adjusted Burn Rate
2023	1,474,482	30,247,000	3.88%
2022	341,265	29,809,000	0.76%
2021	—	29,593,000	0.00%
3-Year Average	605,249	29,892,000	1.55%

≤Overhang. As of March 1, 2024, we have outstanding equity awards under the Restated Plan covering approximately 2,166,907 shares. These outstanding equity awards (commonly referred to as the “overhang”), together with the

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approximately 420,385 shares currently available under the 2016 Plan (as of March 1, 2024), represent approximately 8% of the fully diluted number of shares of our common stock. The dilutive impact of the additional 2,430,400 shares that would be available for issuance under the Restated Plan would increase the overhang by approximately 48% percentage points to approximately 15% based on our fully diluted number of shares of our common stock as of March 1, 2024.

≤Expected share usage and burn rate. We expect to continue making equity awards consistent with our past practices, and to maintain an average annual burn rate over the next three years of approximately 3.0%. On that basis, the Compensation Committee anticipates that the 2,430,400 additional shares available for future awards under the Restated Plan would be sufficient for equity awards for approximately two years at the current stock price.

Expectations regarding future share usage under the Restated Plan are naturally based on a number of assumptions regarding factors such as our future stock price performance, future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the Restated Plan reserve through forfeitures, cancellations and the like, and the level at which performance-based awards pay out. While the Compensation Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Description of the Restated Plan

The major features of the Restated Plan are summarized below. The summary is qualified in its entirety by reference to the full text of the Restated Plan, which is attached as Appendix B to this Proxy Statement.

Purpose of the Plan. The Restated Plan is intended to enable us to attract and retain the best available personnel for positions of responsibility, and to provide them with incentive awards intended to align their interests with those of our stockholders and thereby promote our long-term business success.

Eligible Participants. Employees, consultants and advisors of the Company or any subsidiary, as well as non-employee directors of the Company, are eligible to receive awards under the Restated Plan. As of March 31, 2024, there were approximately 4,181 employees of the Company and its subsidiaries, three non-employee directors of the Company and an indeterminate number of consultants and advisors who could be eligible to receive awards under the Restated Plan.

Administration. The Restated Plan is administered by the Compensation Committee, except for awards to non-employee directors which are administered by the Board. To the extent consistent with applicable law, the Compensation Committee may delegate its duties, power and authority under the Restated Plan to any of its members or, with respect to awards to participants who are not themselves our directors or executive officers, to one or more of our other directors or executive officers or to a committee of the board comprised of one or more directors. The Compensation Committee may also delegate non-discretionary administrative duties to other persons, agents or advisors.

The Compensation Committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards. The Compensation Committee may also require or permit the deferral of the settlement of an award, establish and modify rules to administer the Restated Plan, interpret the Restated Plan and any related award agreement, cancel or suspend an award, accelerate the vesting of an award, and otherwise modify or amend the terms of outstanding awards to the extent permitted under the Restated Plan. Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant whose rights would be materially impaired by such an amendment must consent to it.

Except in connection with equity restructurings and other changes in the Company’s capitalization in which share adjustments are specifically authorized, the Restated Plan prohibits the Compensation Committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our stockholders. For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award in exchange for replacement option or SAR awards having a lower exercise price or canceling an underwater option or SAR award in exchange for cash, other property or a “full value award” (an equity-based award other than an option or SAR award).

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Subject to certain limits in the Restated Plan, the Compensation Committee may also establish subplans or modify the terms of awards under the Restated Plan with respect to participants who reside outside of the United States or are employed by a non-U.S. subsidiary in order to comply with local legal requirements.

Available Shares and Limitations on Awards. Currently, a maximum of 3,500,000 shares of our common stock are available for awards and issuance under the 2016 Plan. The proposed amendment would increase the number of shares available for issuance under the Restated Plan by an additional 2,430,400 shares, to 5,930,400. The shares of common stock that may be issued under the Restated Plan are authorized but unissued or treasury shares. The share limitations are subject to adjustment for changes in our corporate capitalization or shares, as described below.

The total compensation paid to each non-employee director in a calendar year, including the aggregate grant date fair value of all awards granted under the Restated Plan, together with the amount of any cash fees or retainers paid to such non-employee director, with respect to such individual’s service as a non-employee director, may not exceed $800,000.

The Restated Plan share reserve will be reduced by one share for every one share subject to an option or SAR award, and by 1.75 shares for every share subject to a full value award. Any shares of common stock subject to an award under the Restated Plan that expires, is forfeited or cancelled, or is settled or paid in cash will, to the extent of such expiration, forfeiture, cancellation or cash settlement, automatically replenish the Restated Plan share reserve and become available for future awards based on the same share ratio by which the share reserve was decreased when the award was originally granted. However, any shares tendered or withheld to pay the exercise price of an option award, any shares tendered or withheld to satisfy a tax withholding obligation in connection with any award, any shares repurchased by us using option exercise proceeds and any shares subject to an SAR award that are not issued in connection with the stock settlement of that award on its exercise will not replenish the Restated Plan share reserve.

Awards that will be settled solely in cash will not reduce the share reserve and will not reduce the shares authorized for grant to a participant in any calendar year. Awards granted or shares of our common stock issued under the Restated Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the Restated Plan. Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its stockholders and not adopted in contemplation of such acquisition, the unused shares under that pre-existing plan may be used for awards under the Restated Plan and will not reduce the share reserve under the Restated Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.

Types of Awards. The Restated Plan permits us to grant stock option awards, SAR awards, restricted stock awards, stock unit awards, performance awards and other stock-based awards to eligible recipients. These types of awards are described in more detail below.

Options. Employees of our Company or any subsidiary may be granted options to purchase common stock that qualify as “incentive stock options” within the meaning of Code Section 422, and any eligible recipient may be granted options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.” The per share exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant (or 110% for incentive stock options granted to a holder of more than 10% of our common stock), unless the option is granted as a substitute award as described above. “Fair market value” under the Restated Plan as of any date means the closing sale price of a share of our common stock on the Nasdaq on the applicable date. As of April 24, 2024, the closing sale price of a share of our common stock on the Nasdaq was $3.12.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the Compensation Committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us, or such other method permitted by the Compensation Committee. Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

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An option will vest and become exercisable at such times, in such installments and subject to such conditions as may be determined by the Compensation Committee, and no option may have a term greater than 10 years from its date of grant (or five years for incentive stock options granted to a holder of more than 10% of our common stock). No dividends or dividend equivalents may be paid with respect to shares subject to an option.

The aggregate fair market value of shares of our common stock with respect to which incentive stock options granted to any participant may first become exercisable during any calendar year may not exceed $100,000. Any incentive stock options that become exercisable in excess of this amount will be treated as nonqualified stock options. The maximum number of shares that may be issued upon the exercise of incentive stock option awards under the Restated Plan is equal to the size of the Restated Plan’s share reserve as described above, and as proposed to be increased.

Stock Appreciation Rights. A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares. The Compensation Committee determines whether payment will be made in shares of our common stock, cash or a combination of both. The exercise price per share of a SAR award will be determined by the Compensation Committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier. No dividends or dividend equivalents may be paid or credited with respect to shares subject to a SAR award. A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the Restated Plan, as may be determined by the Compensation Committee.

Restricted Stock Awards. A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture. The Compensation Committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals. Any dividends or distributions payable with respect to shares that are subject to the unvested portion of a restricted stock award will be subject to the same restrictions and risk of forfeiture as the underlying shares to which such dividends or distributions relate. Participants are entitled to vote shares of restricted stock prior to the time they vest.

Stock Unit Awards. The grant of a stock unit provides the right to receive the fair market value a share of our common stock, payable in cash, shares, or a combination of both as determined by the Compensation Committee. A stock unit award vests at such times and in such installments as may be determined by the Compensation Committee. Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture. Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the Restated Plan, as may be determined by the Compensation Committee. The Compensation Committee may provide for the payment or crediting of dividend equivalents on stock unit awards and other stock-based awards, but any dividend equivalents paid or credited on unvested awards will be subject to the same vesting conditions as the underlying units or share equivalents.

Performance-Based Awards. A performance-based award is any type of award that is only vested or paid if certain performance conditions are met. The Compensation Committee will establish one or more measures of corporate, business unit, or individual performance that must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions, and/or settlement in cash or shares of the award. The Compensation Committee will determine the extent to which performance goals have been attained and other applicable terms and conditions have been satisfied and the degree to which vesting, exercisability, lapse of restrictions, and/or settlement in cash or shares of a performance award has been earned. The Compensation Committee may provide for the payment of dividends or dividend equivalents on full-value performance-based awards, but any dividends or dividend equivalents will be subject to the same performance and vesting restrictions as the awards are.

The pre-established performance goals set by the Compensation Committee will be determined in its discretion, and may be based on one or more of the following performance measures: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii)

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earnings per share (basic or diluted); (iv) revenue; (v) gross profit; (vi) operating income; (vii) profitability as measured by return ratios (including, but not limited to, return on operating assets, return on assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (ix) market share; (x) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (xi) stock price; (xii) total stockholder return; (xiii) asset quality; (xiv) non-performing assets; (xv) operating assets; (xvi) balance of cash, cash equivalents and marketable securities; (xvii) cost and expense management; (xviii) economic value added or similar value added measurements; (xix) improvement in or attainment of working capital levels; (xx) productivity ratios; (xxi) employee retention or satisfaction measures; (xxii) safety record; (xxiii) customer satisfaction; (xxiv) debt, credit or other leverage measures or ratios; (xxv) implementation or completion of critical projects; (xxvi) marketing-spending efficiency; and (xxvii) core non-interest income. The Compensation Committee may select one measure or multiple measures for assessing performance, and the measurement may be based upon Company-wide, subsidiary or business unit, or individual performance, and may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies, indices or other external measures. The Compensation Committee may adjust or modify the performance period or performance goals.

Other Stock-Based Awards. The Compensation Committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the Restated Plan. The Compensation Committee has complete discretion to determine the terms and conditions of such awards.

Vesting. The Plan allows for awards subject to either time-based vesting or performance-based vesting, or both.

Transferability of Awards. In general, no right or interest in any award under the Restated Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution. However, the Compensation Committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant’s family member (which includes, but is not limited to, relatives, persons sharing a participant’s household, and certain trusts, foundations and other entities) or pursuant to a domestic relations order. Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.

Effect of Termination of Service. If a participant’s employment or other service relationship with us and our subsidiaries is terminated, the Restated Plan provides that unvested portions of his or her outstanding awards will be forfeited and vested portions of outstanding option and SAR awards will continue to be exercisable for a period of either three months or one year after termination, depending on the reason for the termination, unless the termination is for cause. In that case, the vested but unexercised portions of option and SAR awards will also be terminated. The Compensation Committee may provide for different termination consequences in an individual award agreement.

Unless defined differently in an agreement between a participant and us, “cause” for termination is generally defined in the Restated Plan to involve (i) conviction or commission of a felony, (ii) fraud or dishonesty against the Company or an affiliate or in the course of fulfilling the participant’s duties, (iii) failure or refusal to perform his or her duties in any material respect, (iv) illegal drug use or alcohol abuse on Company or affiliate premises or at a Company or affiliate sponsored event, (v) conduct which in the good faith and reasonable determination of the Compensation Committee demonstrates gross unfitness to provide services to the Company or an affiliate, or (vi) material violation of any contract between the participant and the Company or an affiliate or of any statutory duty of the participant to the Company or an affiliate.

Change in Control. If a change in control of our Company that involves a corporate transaction occurs, then the consequences will be as described in this paragraph unless the Compensation Committee provides otherwise in an applicable award agreement. If an outstanding award is continued, assumed or replaced by the surviving or successor entity in connection with a corporate transaction, and if within one year after the change in control a participant’s employment or other service is involuntarily terminated without cause, (i) each of the participant’s outstanding options and SARs will become exercisable in full and remain exercisable for one year, and (ii) each of the participant’s unvested full value awards will fully vest. For these purposes, a performance-based full value award will be considered fully vested if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the award at that level of performance is proportionate to the portion of the performance period elapsed prior to the participant’s termination of employment or other service.

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If any outstanding award is not continued, assumed or replaced in connection with a change in control involving a corporate transaction, then (i) all outstanding options and SARs will become fully exercisable for a period of time prior to the effective time of the corporate transaction and will then terminate at the effective time of the corporate transaction, and (ii) all full value awards will fully vest immediately prior to the effective time of the corporate transaction. In this scenario, performance-based full value awards will be considered fully vested in the same manner as described above, except that the proportionate vesting amount will be determined with respect to the portion of the performance period that elapsed prior to the change in control. Alternatively, if outstanding awards are not continued, assumed or replaced, the Compensation Committee may elect to terminate such awards in exchange for a payment with respect to each award in an amount equal to the excess, if any, between the fair market value of the shares subject to the award immediately prior to the effective date of such corporate transaction (which may be the fair market value of the consideration to be received in the corporate transaction for the same number of shares) over the aggregate exercise price (if any) for the shares subject to such award (or, if there is no excess, such award may be terminated without payment).

If a change in control of our Company that does not involve a corporate transaction occurs, the Compensation Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding awards, which may include (i) providing that outstanding awards will vest and become exercisable or payable, in whole or in part, prior to or upon consummation of such change in control, or upon termination of a participant’s employment or other service under specified conditions after the change in control, or (ii) providing for the cancellation of any outstanding award in exchange for a payment equal to the intrinsic value of the award at the time of the change in control.

For purposes of the Restated Plan, the following terms have the meanings indicated:

≤A “change in control” generally refers to a corporate transaction as defined below, the acquisition by a person or group of more than one-third of the voting power of our stock, or certain changes in the composition of our Board within a twelve-month period.

≤A “corporate transaction” generally means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

Share Adjustment Provisions. If certain transactions with our stockholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the Compensation Committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the Restated Plan, (ii) outstanding awards as to the class, number of shares and exercise price per share, and (iii) award limitations prescribed by the Restated Plan. In connection with other types of transactions that may also affect our common stock, such as reorganizations, mergers or consolidations, the Compensation Committee may make similar equitable adjustments in its discretion.

Deferral of Payouts. The Compensation Committee may permit or require the deferral by a participant of the receipt of shares or cash in settlement of any full value award or cash incentive award under the Restated Plan, and will prescribe the terms, conditions and procedures for such deferrals.

Effective Date and Term of the Restated Plan. The Restated Plan will become effective on the date it is approved by our stockholders. Unless terminated earlier by the Board, the Restated Plan will terminate on the tenth anniversary of its effective date. Awards outstanding under the Restated Plan at the time it terminates will continue in accordance with their terms.

Amendment of the Plan. Our Board may amend the Restated Plan at any time, but no amendments will be effective without stockholder approval if such approval is required under applicable laws or regulations or under stock exchange rules. Our Board also may suspend or terminate the Restated 2016 Plan at any time. No amendment of the Restated Plan may materially impair the rights of a participant under any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

Clawback. All awards under the Restated Plan will be subject to mandatory repayment by the participant to the Company to the extent such participant is or becomes subject to any clawback or recoupment policy adopted by the Company or any affiliate including policies intended to comply with applicable laws, rules, or regulations (including but not limited to the requirements of Section 10D of the Securities Exchange Act of 1934, as amended, and applicable Nasdaq listing rules or any

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applicable laws or listing requirements which impose mandatory recoupment). Awards will be automatically unilaterally amended to comply with any such compensation recovery policy. For more information about the Company’s current executive compensation recoupment policies, see “Compensation Discussion and Analysis— Other Compensation Policies.”

In addition, the Restated Plan provides for the reimbursement or forfeiture of awards (including time-based awards) received by our NEOs in the event that we are required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws.

U.S. Federal Income Tax Consequences

The following is a general summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the Restated Plan, based on current statutes, regulations and interpretations. The applicable statutory and regulatory provisions are also subject to change, as are their interpretations and applications, which may vary in individual circumstances. This summary is general in nature and not intended as tax advice to participants, who should consult their own tax advisors. Income tax consequences under applicable state and local tax laws may not be the same as under federal income tax laws.

Nonqualified Stock Options. If a participant is granted a nonqualified stock option under the Restated Plan, the participant will not recognize taxable income upon the grant of the option. Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised. Any subsequent gain or loss will be taxable as a short-term or long-term capital gain or loss (depending on the applicable holding period). The Company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options. If a participant is granted an incentive stock option under the Restated Plan, the participant will not recognize taxable income upon grant of the option. Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the Company will not be entitled to any deduction. Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Restricted Stock. A participant will not recognize taxable income when an award of restricted stock is granted and the Company will not be entitled to a tax deduction at such time, unless the award holder makes an election under Section 83(b) of the Code to be taxed at grant. If such an election is made, the award holder will recognize compensation taxable as ordinary income (and subject to income tax withholding in the case of employees) at the time of the grant equal to the fair market value of the shares of restricted stock at such time. The Company is entitled to a corresponding deduction at the time ordinary income is recognized by the award holder.

Other Awards. The current federal income tax consequences of other awards authorized under the Restated Plan generally follow certain basic patterns. Stock unit awards and other equity-based awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable. SAR awards result in income recognition by a participant at the time such an award is exercised in an amount equal to the amount paid in cash or the then-current fair market value of the shares received by the participant, as applicable. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes ordinary income.

Section 162(m) of the Code. Section 162(m) of the Code places a $1,000,000 annual limit on the compensation deductible by the Company paid to “covered employees.” Therefore, the Company will be unable to receive a full income tax deduction for any award granted to a covered person under Section 162(m) under the Restated Plan to the extent it causes such

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employee’s annual compensation to exceed $1,000,000.

Section 409A of the Code. The foregoing discussion of tax consequences of awards under the Restated Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements. If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20 percent income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

Plan Benefits

The Awards under the Restated Plan are within the discretion of the Compensation Committee. As a result, except as provided below, the benefits that will be awarded to employees and consultants under the Restated Plan are not determinable at this time.

The 2016 Plan’s share reserve will not be sufficient to settle certain awards of previously granted PSUs if such awards vest at maximum level. If the Restated Plan is approved, the increase in the share reserve may be used to settle these outstanding awards.

In addition, under the Company’s current director compensation program, each of our Outside Directors receives an annual RSU award with an aggregate grant date value equal to $10,000. The 2016 Plan’s share reserve was not sufficient for these grants, which are typically made in March of each year. If the Restated Plan is approved, these grants of RSUs to Outside Directors for 2024 will be made pursuant to the Restated Plan. For more information about the Company’s current director compensation program, see “Certain Information Regarding the Board — Director Compensation.”

The following table sets forth, with respect to the individuals and groups named below, the awards to be received under the Restated Plan, to the extent currently determinable:

Name and Position	Number of Shares Subject to RSUs (#)	Number of Shares Subject to PSUs (#)
Erwin Haitzmann; Chairman of the Board and Co-Chief Executive Officer	—	97,164
Peter Hoetzinger; Vice Chairman of the Board, Co-Chief Executive Officer and President	—	97,164
Margaret Stapleton; Chief Financial Officer and Corporate Secretary	—	34,702
Timothy Wright; Chief Accounting Officer and Corporate Controller	—	24,292
Andreas Terler; Managing Director of Century Resorts Management GmbH and Executive Vice President, Operations - United States	—	34,702
Nikolaus Strohriegel; Managing Director of Century Resorts Management GmbH and Executive Vice President, Operations - Canada and Europe	—	24,292
Executive Group	—	312,316
Non-Executive Director Group	(1)	—
Non-Executive Officer Employee Group	—	194,999

(1) These consist of annual RSU awards with a grant date value equal to approximately $10,000 made to each non-employee director.

In addition, information on equity awards granted under the 2016 Plan in recent years to our NEOs is available in the “2023 Grants of Plan-Based Awards” table and the “Outstanding Equity Awards as of December 31, 2023” table, above.

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Vote Required

The affirmative vote of a majority of our common stock present, either in person or by proxy, and entitled to vote is required to approve this Proposal No. 4. Abstentions effectively count as a vote “against” the proposal. Broker non-votes will have no effect on the outcome of the proposal.

MNDED AND M

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED 2016 EQUITY INCENTIVE PLAN.

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INFORMATION REGARDING DIRECTORS

Information regarding our Board as of April 25, 2024 is as follows:

NAME	AGE	POSITION HELD
Erwin Haitzmann	70	Chairman of the Board and Co-Chief Executive Officer
Peter Hoetzinger	61	Vice Chairman of the Board, Co-Chief Executive Officer and President
Gottfried Schellmann	70	Director
Dinah Corbaci	69	Director
Eduard Berger	55	Director

ERWIN HAITZMANN holds a Doctorate and a Masters degree in Social and Economic Sciences from the University of Linz, Austria (1980). Dr. Haitzmann has extensive casino gaming experience ranging from dealer to various casino management positions and has served on numerous casino company boards worldwide. Dr. Haitzmann has been employed full-time by us since May 1993 and has been employed as either our Chief Executive Officer or Co-Chief Executive Officer since March 1994. Dr. Haitzmann has served as a director since March 1994. In determining that Dr. Haitzmann should serve as a director, the Board identified Dr. Haitzmann’s extensive experience in the gaming industry and general executive management experience. In determining that Dr. Haitzmann should serve as Chairman of the Board, the Board identified Dr. Haitzmann’s length of service with us, his vast and extensive knowledge of the domestic and international casino industry and his knowledge of our overall business.

PETER HOETZINGER received a Masters degree from the University of Linz, Austria (1986). Thereafter, he was employed in several managerial positions in the gaming industry with Austrian casino companies and has served on numerous casino company boards worldwide. Mr. Hoetzinger has been employed full-time by us since May 1993. He has served as our President since 2000 and our Co-Chief Executive Officer since March 2005. Mr. Hoetzinger has served as a director since March 1994. In determining that Mr. Hoetzinger should serve as a director, the Board identified Mr. Hoetzinger’s extensive experience in the domestic and international casino industry, general executive management experience and his knowledge of our overall business.

GOTTFRIED SCHELLMANN graduated from University of Vienna with a Law degree and is a Certified Tax Advisor in Austria. After having worked for several firms, including KPMG Germany, as a tax and accounting manager, he formed Schellmann & Partner in 1993, where he specialized in tax and accounting work for provinces and municipalities in Austria. In 1999, he sold Schellmann & Partner to KPMG and served from 1999 to 2008 as a partner. He was a part of the Confederation Fiscale Europeenne, the umbrella organization of the European Associations of Tax Advisors in Brussels, Belgium, from 1994 to 2014, holding roles as a representative on the Tax Committee from 1994 to 2004, Chair of the Indirect Tax Committee from 2005 to 2008, Chair of the Tax Committee from 2009 to 2012 and Vice President from 2013 to 2014. Since 2009, he has been a partner in Mueller & Schellmann, a boutique tax advisory company that he formed with a partner in 2009. He is also currently a member of the Worshipful Company of Tax Advisors in London. In 2022, he was elected as a member of the supervisory board of the Austrian Academy of Sciences and appointed as chair of the audit committee. Mr. Schellmann has served as a director since January 1997. In determining that Mr. Schellmann should serve as a director, the Board identified Mr. Schellmann’s extensive experience in international taxation, risk management, oversight and his general executive management experience.

DINAH CORBACI holds a Doctorate degree in Law from the University of Salzburg, Austria (1981). After her practice on the Austrian Court in Salzburg, she began working at IBM in 1984 where she served as Account Manager for large Austrian governmental customers. During her tenure at IBM from 1984 to 2009, she was responsible for all Austrian governmental customers regarding their strategic hardware development. As Software Account Manager for Software and Solutions, Dr. Corbaci was responsible for Austrian governmental customers’ application modernization and compliance with guidelines for the use of such software. Since August 2009, Dr. Corbaci has served as managing director of her private consulting firm, Dinah Corbaci Consulting for Information Technology, from which she retired in June 2017. Dr. Corbaci has served as a director since April 2000. In determining that Dr. Corbaci should serve as a director, the Board identified Dr. Corbaci’s extensive experience with e-business solutions, transactions with governmental authorities, risk management, oversight and her general executive management experience.

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EDUARD BERGER is a Graduate of the Austrian Business School in Vienna (1987). Mr. Berger has more than 30 years of experience in banking. From 1990 to 2000, Mr. Berger built up the Austrian equity business for Deutsche Bank. From 2000 to 2008, Mr. Berger was Managing Director at Unicredit Group. Within Unicredit Group, Mr. Berger was a member of the Board of Creditanstalt INM AG, the equity brokerage unit of the group. Mr. Berger managed the Austrian equity business and was responsible for the European Equity Sales division of Unicredit Group. In 2008, Mr. Berger joined Credit Agricole-Cheuvreux, a leading European brokerage house, as CEO of their Austrian operation. Since 2011, Mr. Berger has served as a partner and member of the Executive Board of Wiener Privatbank SE, an independent private bank in Vienna specializing in private banking services, asset and wealth management, brokerage and real estate services, and as a member of the Board at Wiener Privatbank’s Asset Management unit, Matejka & Partner. Mr. Berger was appointed to the Board in February 2018. In determining that Mr. Berger should serve as a director, the Board identified Mr. Berger’s experience in international banking and finance, equity sales, corporate finance and asset management.

There are no family relationships between or among our directors or executive officers.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all directors, executive officers and employees. A complete text of this Code of Business Conduct and Ethics is available on the Investor Relations – Governance section of our website (www.cnty.com/investor/governance/facts-overview/). Any future amendments to or waivers of the Code of Business Conduct and Ethics will be posted to the Investor Relations – Governance – Facts & Overview section of our website.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of April 25, 2024, regarding common stock ownership by each named executive officer and each member of our Board, and all of our executive officers and directors as a group. The number of shares indicated as beneficially owned by each person listed below is calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Accordingly, share ownership includes shares that may be acquired upon the exercise of options, warrants, rights or conversion privileges that are exercisable on April 25, 2024, or will become exercisable within 60 days of that date (by June 24, 2024). For both tables below, the percentage ownership of each person listed below is based on the 30,682,603 shares outstanding as of April 25, 2024. Unless otherwise indicated in the footnotes and subject to community property laws where applicable, each of the named persons or entities has sole voting and investment power with respect to the shares shown as beneficially owned.

NAME OF BENEFICIAL OWNER		COMMON STOCK		OPTIONS EXERCISABLE OR VESTING WITHIN 60 DAYS	AMOUNT OF BENEFICIAL OWNERSHIP	PERCENT OF CLASS
Erwin Haitzmann	(1)	1,468,649	(3)	112,500	1,581,149	5.2%
Peter Hoetzinger	(1)	1,484,801	(4)	112,500	1,597,301	5.2%
Gottfried Schellmann	(1)	85,357		25,000	110,357	*
Dinah Corbaci	(1)	32,657		46,700	79,357	*
Eduard Berger	(1)	1,357		25,000	26,357	*
Margaret Stapleton	(2)	163,436	(5)	—	163,436	*
Timothy Wright	(2)	48,767		30,000	78,767	*
Andreas Terler	(1)	67,415		12,500	79,915	*
Nikolaus Strohriegel	(1)	69,904		6,250	76,154	*
All executive officers and directors as a group (nine persons)		3,422,343		370,450	3,792,793	12.4%

*      Less than 1%.

(1)The address for the persons listed is Untere Viaduktgasse 2, 1030 Vienna, Austria.

(2)The address for the persons listed is 455 East Pikes Peak Ave., Suite 210, Colorado Springs, CO 80903.

(3)Flyfish Management & Consulting AG (“Flyfish”), a Swiss corporation that is wholly owned by Dr. Haitzmann, owns 1,200,000 of the reported shares (see “Executive Agreements”), and Dr. Haitzmann owns 268,649 of the reported shares.

(4)The Hoetzinger Family Foundation owns 1,077,084 of the reported shares, Focus Lifestyle and Entertainment AG (“Focus”), a Swiss corporation that is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation, owns 262,917 of the reported shares (see “Executive Agreements”), and Mr. Hoetzinger owns 144,800 of the reported shares.

(5)Ms. Stapleton owns 163,311 of the reported shares and her spouse owns 125 of the reported shares.

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The following table sets forth information as of April 25, 2024, regarding common stock ownership by beneficial owners of more than five percent (5%) of our outstanding common stock that have publicly disclosed their ownership, except for our Co-Chief Executive Officers, whose stock ownership is set forth in the table above.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP		PERCENT OF CLASS
Royce & Associates, LP 745 Fifth Avenue New York, NY 10151	2,527,441	(1)	8.2%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,963,192	(2)	6.4%
Nokomis Capital, L.L.C. 1717 McKinney Avenue Suite 850 Dallas, TX 75202	1,788,205	(3)	5.8%
The Vanguard Group PO Box 2600 V26 Valley Forge, PA 19482	1,677,455	(4)	5.5%

(1)Based solely on a Schedule 13G/A filed on January 23, 2024. Royce & Associates, LP has sole voting and dispositive power with respect to 2,527,441 shares.

(2)Based solely on a Schedule 13G/A filed on January 29, 2024. BlackRock, Inc. has sole voting power with respect to 1,899,053 shares and sole dispositive power with respect to 1,963,192 shares.

(3)Based solely on a Schedule 13G filed on February 14, 2024. Nokomis Capital, L.L.C. has shared voting and dispositive power with respect to 1,788,205 shares.

(4)Based solely on a Schedule 13G filed on February 13, 2024. The Vanguard Group has shared voting power with respect to 40,056 shares, sole dispositive power with respect to 1,626,541 shares and shared dispositive power with respect to 50,914 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Haitzmann, our Chairman and Co-Chief Executive Officer, and Mr. Hoetzinger, our Vice Chairman, Co-Chief Executive Officer and President have established wholly-owned companies or family trusts to hold a certain portion of their respective interests in us. See “Security Ownership of Certain Beneficial Owners and Management.”

Our Audit Committee Charter provides that the Audit Committee must approve transactions between us and related parties for actual or apparent conflicts of interest. The Audit Committee defines a related party transaction as one between our directors and executive officers, their immediate family members and entities in which they hold a 5% or greater beneficial ownership interest, where the aggregate amount is expected to exceed $120,000 in any calendar year.

The Audit Committee approved the management agreements between us and entities indirectly owned by our Co-Chief Executive Officers, as described under “Executive Agreements.”

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COMPENSATION DISCUSSION AND ANALYSIS

OVERVIEW OF COMPENSATION GOALS AND OBJECTIVES

The Compensation Committee is responsible for reviewing and setting the compensation of our named executive officers:

NAME	TITLE
Erwin Haitzmann	Chairman of the Board and Co-Chief Executive Officer
Peter Hoetzinger	Vice Chairman of the Board, Co-Chief Executive Officer and President
Margaret Stapleton	Chief Financial Officer and Corporate Secretary
Timothy Wright	Chief Accounting Officer and Corporate Controller
Andreas Terler	Managing Director of Century Resorts Management GmbH (“CRM”) and Executive Vice President, Operations – United States
Nikolaus Strohriegel	Managing Director of CRM and Executive Vice President, Operations – Canada and Europe

In order to better align the long-term interests of our executives with our stockholders and to attract and retain highly qualified executives, our compensation programs have been designed to provide competitive levels of compensation that integrate pay with our performance, with an emphasis on recognizing individual initiative and achievements.

We base our compensation primarily on our named executive officers’ experience, expertise and performance, with a portion of potential compensation dependent upon our successful long-term performance and position in the international gaming industry. The Compensation Committee believes that the compensation program for our named executive officers is designed to reward long-term performance by tying a significant portion of overall compensation to long-term financial objectives. The Compensation Committee also believes that our compensation program motivates our named executive officers to deliver financial results that meet or exceed our expectations, seek and develop new gaming opportunities, and effectively manage our widespread international operations. The Compensation Committee also believes that using a long-term compensation model motivates our named executive officers to bring about sustainable performance and long-term loyalty.

For more information regarding our annual and long-term incentive plans, including actions taken by the Compensation Committee in 2023, see “Elements of Compensation” below.

COMPANY BUSINESS DEVELOPMENTS

2023 Performance and Results

Our company develops and operates gaming establishments as well as related lodging, horse racing (including off-track betting) and entertainment facilities primarily in North America. Our main goal is to grow our business by actively pursuing the development or acquisition of new gaming opportunities and growing and reinvesting in our existing properties. During 2023, our NEOs completed two acquisitions. In April 2023, we purchased 100% of the membership interests in Nugget Sparks, LLC, which owns Nugget Casino in Reno-Sparks, Nevada, for approximately $105.6 million after working capital adjustments. In July 2023, we purchased the operations of Rocky Gap in Flintstone, Maryland, for approximately $59.2 million after working capital adjustments. These acquisitions are consistent with our business strategy and will further increase and diversify our operations in the United States. Our NEOs also continued to manage two significant development projects in Missouri, with both projects scheduled to be completed in 2024. In 2023, our NEOs negotiated and completed the sale and leaseback of our real estate in Canada to subsidiaries of VICI Properties, Inc. (“VICI”) for a purchase price of CAD 221.7 million ($162.6 million based on the exchange rate on September 6, 2023).

Our 2023 financial results compared to the year ended December 31, 2022 were as follows:

•Net operating revenue for the year ended December 31, 2023 was $550.2 million, a 28% increase

•Earnings from operations for the year ended December 31, 2023 were $64.0 million, a decrease of 5%

•Net loss attributable to Century Casinos, Inc. stockholders for the year ended December 31, 2023 was $28.2 million, a decrease of 454%

•Adjusted EBITDAR* for the year ended December 31, 2023 was $114.0 million, a 10% increase

•Basic loss per share for the year ended December 31, 2023 was $0.93

•The closing price of our common stock was $4.88 on December 29, 2023, a 31% decrease compared to the closing price on December 30, 2022

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Increased interest expense negatively impacted net income (loss) attributable to Century Casinos, Inc. stockholders in 2023. For the year ended December 31, 2023, interest expense increased $13.0 million due to additional properties added to our triple net lease with VICI, approximately $14.6 million due to increased borrowings under our credit agreement with Goldman Sachs Bank USA (the “Goldman Credit Agreement”) in April 2022 in connection with the acquisition of the Nugget Casino that was outstanding throughout 2023, increased interest rates on the term loan and borrowing on the revolving facility under our Goldman Credit Agreement, and $7.3 million related to the Century Downs Racetrack and Casino land lease debt extinguishment in connection with the sale of the real estate assets of our Canada properties.

*Adjusted EBITDAR is a non-GAAP financial measure. For a discussion and reconciliation of Adjusted EBITDAR to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), see Appendix A.

COMPENSATION POLICY

Our Compensation Policy provides for (i) an annual incentive plan that rewards executives for the achievement of near-term corporate objectives and individual employee performance and provides a potential significant cash incentive-based award and (ii) a long-term incentive plan that is an equity award program that rewards executives based on their achievement of long-term corporate financial objectives and increases in total stockholder return. The Compensation Policy sets forth the following objectives in establishing compensation for our executives:

•Aligning executive compensation with our corporate strategies, business objectives and the long-term interests of its stockholders;

•Incentivizing executives to achieve key strategic, financial and operational performance measures by linking the annual incentive plan awards and long-term incentive plan awards to the achievement of performance goals in these areas;

•Reinforcing executives’ incentive to increase the Company’s stock price and maximize long-term, sustainable stockholder value, and promoting their retention, by providing a significant amount of total compensation opportunities in the form of equity;

•Successfully implementing the Company’s performance-based compensation philosophy;

•Attracting and retaining individuals of superior ability and managerial talent; and

•Encouraging employee retention through participation in the annual incentive plan and the long-term incentive plan.

In the Compensation Policy, the Compensation Committee adopted the following compensation “best practices,” which are designed to discourage unnecessary or excessive risk-taking behavior by the Company’s employees:

•Pay for performance. Executive performance-based compensation and payments awarded under the annual incentive plan and the long-term incentive plan are based on pre-determined, measurable performance objectives approved by the Compensation Committee.

•Mix of incentives. A balance of short-term and long-term incentives is created through a mix of variable cash compensation awards and long-term equity awards.

•Equity-based pay. A significant portion of the executives’ compensation is in the form of equity awards that emphasize long-term value creation.

•At-risk pay. A significant portion of the executives’ compensation is “performance-based” or “at-risk.”

•Significant vesting periods. Awards granted to executives under the long-term incentive plan will generally vest following the completion of a three-year performance period. Stock options granted to executives generally vest over a four-year period.

•Compliance with additional compensation policies. Executives are required to comply with the Company’s Stock Ownership Policy, Hedging and Pledging Policy and Clawback Policy, which are described in more detail below.

At our 2016 annual meeting, our stockholders approved our 2016 Plan, which authorizes the issuance of 3,500,000 shares of our common stock. Awards under the 2016 Plan may be granted in the form of stock options, stock appreciation rights, restricted stock, stock units and other stock-based awards. Awards under the 2016 Plan may be granted to our employees, consultants, advisors and non-employee directors. The 2016 Plan also includes a number of features that we believe are consistent with the interests of our stockholders and sound corporate governance practices, including:

•No repricing of underwater options or stock appreciation rights without stockholder approval.

•No discounted option or SAR grants.

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•No liberal share recycling or reload provisions.

•No liberal definition of “change in control.”

•No automatic accelerated vesting of equity awards upon a change in control.

•Limit on non-employee director awards.

If approved by the stockholders, the Amended and Restated 2016 Equity Incentive Plan would increase the number of shares authorized for issuance under the plan by 2,430,400 shares. See Proposal No. 4, Approval of the Amended and Restated 2016 Equity Incentive Plan.

COMPENSATION PROGRAM DESIGN

The executive compensation program is designed with our executive compensation objectives in mind and is comprised of fixed and variable pay plans, cash and non-cash plans, and short and long-term payment structures in order to recognize and reward executives for their contributions to us today and in the future.

Our current short-term executive compensation structure consists of base salary and annual incentive compensation in the form of performance-based cash bonuses. Our long-term executive compensation currently consists of PSU awards and, prior to 2017, consisted of stock option awards (see “Long-Term Incentive Compensation – Replacement Options” below for information on stock options awarded in 2023). The Compensation Committee believes that granting PSU awards, which generally vest following the completion of a three-year performance period, to our named executive officers promotes retention and motivates our named executive officers to achieve our long-term business objectives because the ultimate value of their equity awards is strongly related to their long-term contributions to our Company.

We continually assess and evaluate the internal and external competitiveness of all components of the executive compensation program. Internally, we look at critical and key positions that are directly linked to our profitability and viability. We seek to ensure that the appropriate hierarchy of jobs is in place with appropriate ratios of Chief Executive Officer compensation to other senior executive compensation. Due to the highly competitive nature of the gaming industry, it is important for our compensation plans to provide us with the ability to recruit, retain and internally develop top executive talent.

ROLES IN ESTABLISHING COMPENSATION

When determining the compensation of our named executive officers, the Compensation Committee conducts its own analysis, and solicits advice from internal company resources, which may include, but are not limited to, our Co-Chief Executive Officers and Chief Financial Officer. The Compensation Committee may also receive recommendations from independent advisors that it retains from time to time, as was the case in developing its revised compensation program in 2016.

Our Co-Chief Executive Officers annually review the performance of our named executive officers and, based on these reviews, recommend to the Compensation Committee compensation for all named executive officers except themselves. The Compensation Committee reviews the recommendations and makes the final decisions regarding compensation paid to our senior executives, including base pay, annual incentive bonuses and equity awards.

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USE OF PEER GROUP AND OTHER MARKET DATA

The Compensation Committee has established a peer group of publicly-traded companies in the gaming, hospitality and restaurant industry (the “Peer Group”) based on data and recommendations initially provided by its independent advisor and supplemented by management. For 2023, the Compensation Committee used the following Peer Group companies that were determined to have similar business characteristics in terms of size, business structure, operations in local and international areas, and individual company features.

PEER GROUP COMPANIES
• Penn National Gaming, Inc. (PENN)	• RCI Hospitality Holdings, Inc. (RICK)
• Yum! Brands, Inc. (YUM)	• Bally’s Corporation (BALY)
• Churchill Downs, Incorporated (CHDN)	• Red Rock Resorts, Inc. (RRR)
• Golden Entertainment, Inc. (GDEN)	• Monarch Casino & Resort, Inc. (MCRI)
• Caesars Entertainment Inc (CZR)	• Playa Hotels & Resorts, N.V. (PLYA)

The 2023 Peer Group contains the same companies that were in the Peer Group for 2022. Historically, due to the highly specialized nature of our business, the Compensation Committee has relied on internal resources and limited the external resources considered when establishing compensation to only market and Peer Group data from the gaming industry. However, the Compensation Committee considers market data from the gaming industry as well as Peer Group data when determining NEO compensation.

CONSIDERATION OF SAY-ON-PAY RESULTS AND STOCKHOLDER INPUT

At our Annual Meeting of Stockholders held on June 7, 2023, we conducted our annual advisory vote on the 2022 compensation program for our named executive officers (“Say-on-Pay”). The 2022 compensation of our named executive officers received support from over 90% of the shares voted on the Say-on-Pay proposal. The Compensation Committee appreciates the support of its stockholders as evidenced by the 2023 Say-On-Pay vote, and will continue to consider the outcome of our Say-on-Pay vote results and other stockholder input when determining the compensation of our named executive officers in the future.

ELEMENTS OF COMPENSATION

Base Salary

The Compensation Committee sets base salaries for our named executive officers based on a variety of factors, including:

•the nature and responsibility of the position;

•the experience and contribution of the named executive officer;

•the named executive officer’s performance, including whether individual objectives were met or exceeded during a particular period;

•additional duties or responsibilities of the named executive officer or organizational changes in our Company;

•the complexity of our international operations and transactions;

•the amount of international travel by the named executive officer; and

•retention.

The annual base salaries for our NEOs are presented in the table below.

	2022 BASE SALARY ($)	2023 BASE SALARY ($)	CHANGE (%)
Erwin Haitzmann (1)(5)	591,929	649,944	10%
Peter Hoetzinger (2)(5)	591,406	676,950	14%
Margaret Stapleton	250,000	279,250	12%
Timothy Wright	200,000	223,400	12%
Andreas Terler (3)	221,413	265,364	20%
Nikolaus Strohriegel (4)	138,574	159,980	15%

(1)Dr. Haitzmann’s annual base salary consisted of (i) €239,140 in 2023, which was $258,624 based on monthly average exchange rates in effect during 2023, and €220,000 in 2022, which was $231,929 based on monthly average

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exchange rates in effect during 2022, and (ii) an annual management fee of $391,320 in 2023 and $360,000 in 2022 paid on a monthly basis to Flyfish.

(2)Mr. Hoetzinger’s annual base salary consisted of (i) €239,140 in 2023, which was $285,630 based on monthly average exchange rates in effect during 2023, and €220,000 in 2022, which was $231,406 based on monthly average exchange rates in effect during 2022, and (ii) an annual management fee of $391,320 in 2023 and $360,000 in 2022 paid on a monthly basis to Focus.

(3)Mr. Terler’s annual base salary was €244,575 in 2023, which was $265,364 based on monthly average exchange rates in effect during 2023. Mr. Terler’s annual base salary was increased from €165,000 to €225,000 in April 2022. The U.S. dollar equivalent of his salary was $221,413 based on monthly average exchange rates in effect during 2022.

(4)Mr. Strohriegel’s annual base salary was €146,745 in 2023, which was $159,980 based on monthly average exchange rates in effect during 2023. Mr. Strohriegel’s annual base salary was increased from €125,000 to €135,000 in April 2022. The U.S. dollar equivalent of his salary was $138,574 based on monthly average exchange rates in effect during 2022.

(5)Differences in the U.S. dollar equivalent of the salaries of Dr. Haitzmann and Mr. Hoetzinger are due to the timing of payments throughout the year.

The Compensation Committee evaluates the salaries of the named executive officers when it is considering their total target compensation, including salary, annual bonuses and equity awards, which are currently in the form of PSUs. In February 2023, effective January 2023, the Compensation Committee increased the base salaries of each of our named executive officers and the annual management fees paid to Flyfish and Focus for services rendered by the Co-CEOs. The Compensation Committee believes that the base salaries of the named executive officers are fair and competitive with those of executive officers at the Peer Group companies and other comparable companies in the gaming industry.

Annual Incentive Compensation

The Compensation Committee considers salaries and bonuses and, in the case of our Co-Chief Executive Officers, the management agreements, in determining the competitiveness of the total compensation package. At the end of each fiscal year, the Compensation Committee determines whether NEOs will receive performance-based cash incentive compensation based on whether certain performance measures, which are established early in the applicable fiscal year, are achieved.

The annual incentive award for 2023 was based on the achievement of net operating revenue, excluding Nugget Casino and Rocky Gap, over a one-year performance period beginning on January 1, 2023, with threshold, target and maximum set at $402.1 million, $446.8 million and $491.5 million, respectively. The amount of cash earned by award recipients following the end of the performance period could range from 0% to 200% of the target amount. If performance is between the threshold and target levels, or between the target and maximum levels, then the payout as a percentage of the target is determined by linear interpolation. Threshold (50%), target (100%) and maximum (200%) payout opportunities established for the 2023 annual incentive plan awards for each NEO are set forth in the table below.

NEO	THRESHOLD	TARGET	MAXIMUM
Erwin Haitzmann	$125,000	$250,000	$500,000
Peter Hoetzinger	125,000	250,000	500,000
Margaret Stapleton	62,500	125,000	250,000
Timothy Wright	62,500	125,000	250,000
Andreas Terler	62,500	125,000	250,000
Nikolaus Strohriegel	62,500	125,000	250,000

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In March 2024, the Compensation Committee reviewed the Company’s net operating revenue results. Net operating revenue for the Company’s Canadian and Poland properties was translated to US dollars with the exchange rates used in forecasting. Actual net operating revenue was $433.1 million for the period and the Compensation Committee determined that the NEOs earned approximately 84.66% of the targets set for cash bonuses under the annual incentive plan for 2023:

NEO	2023 ACTUAL BONUS
Erwin Haitzmann	$211,640
Peter Hoetzinger	211,640
Margaret Stapleton	105,820
Timothy Wright	105,820
Andreas Terler	105,820
Nikolaus Strohriegel	105,820

Long-term Incentive Compensation

Under our long-term incentive plan, the Compensation Committee grants PSUs annually, under which executive officers receive at-risk, performance-based compensation and payments based on pre-determined, measurable performance objectives approved by the Compensation Committee.

2023 Performance Stock Units

In February 2023, under the 2016 Plan, the Compensation Committee approved the grant of PSUs granted in 2023 (“2023 PSUs”) to our senior management. Each 2023 PSU represents the right to receive one share of our common stock. The 2023 PSUs vest based on our achievement of specified performance measures, consisting of relative total stockholder return (“TSR”) and Adjusted EBITDAR, over a three-year performance period, beginning January 1, 2023. For the 2023 PSUs, relative TSR is calculated as the difference, whether positive or negative, between our TSR minus the TSR of the Russell 3000 Index. Adjusted EBITDAR is calculated as net (loss) earnings attributable to Century Casinos, Inc. stockholders before interest expense (income), net, including interest expense related to the Master Lease, income taxes (benefit), depreciation, amortization, non-controlling interests net earnings (losses) and transactions, pre-opening expenses, acquisition costs, non-cash stock-based compensation charges, asset impairment costs, loss (gain) on disposition of fixed assets, discontinued operations, (gain) loss on foreign currency transactions, cost recovery income and other, gain on business combination and certain other one-time items. The relative TSR performance measure constitutes 25% of the PSU award and the Adjusted EBITDAR performance measure constitutes 75% of the PSU award. The relative TSR and Adjusted EBITDAR performance measures are calculated independently. Threshold, target and maximum payout opportunities established for the 2023 PSUs will be used to calculate the number of shares that will be issuable when the award vests, which may range from 0% to 200% of the target amount. In order to earn any PSUs at the end of the performance period, the threshold level of either of the relative TSR or the Adjusted EBITDAR performance measures, but not both, must be achieved. Any 2023 PSUs that are earned are scheduled to vest and be settled in shares of the Company’s common stock following the end of the performance period. The Compensation Committee grants PSU awards to senior management on an annual basis. Threshold, target and maximum TSR and Adjusted EBITDAR performance measures for the 2023 PSUs are below:

NAME	THRESHOLD	TARGET	MAXIMUM
Relative TSR	-10%	0%	10%
Adjusted EBITDAR (in millions)	$ 288.6	$ 320.6	$ 352.7

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The Compensation Committee granted the following target number of 2023 PSUs to the named executive officers on February 8, 2023:

NEO	TARGET NUMBER OF 2023 PSUs	GRANT DATE FAIR VALUE OF TARGET PSUs
Erwin Haitzmann	90,622	$819,453
Peter Hoetzinger	90,622	819,453
Margaret Stapleton	32,365	292,659
Timothy Wright	22,656	204,867
Andreas Terler	32,365	292,659
Nikolaus Strohriegel	22,656	204,867

2021 Performance Stock Units

In February 2021, under the long-term incentive program and pursuant to the 2016 Plan, the Compensation Committee approved the grant of PSUs (“2021 PSUs”) to our senior management.  Each 2021 PSU represented the right to receive one share of our common stock. The 2021 PSUs vested based on our achievement of specified performance measures, consisting of relative TSR and Adjusted EBITDAR, over a three-year performance period, beginning January 1, 2021. For the 2021 PSUs, relative TSR was calculated as the difference, whether positive or negative, between our TSR minus the TSR of the Russell 3000 Index. The relative TSR performance measure constituted 25% of the PSU award and the Adjusted EBITDAR performance measure constituted 75% of the PSU award. Threshold, target and maximum performance measures were -10%, 0%, and 10%, respectively, for relative TSR and $214.7 million, $238.6 million, and $262.4 million, respectively, for Adjusted EBITDAR. The relative TSR and Adjusted EBITDAR performance measures were calculated independently. Threshold, target and maximum payout opportunities established for the 2021 PSUs were used to calculate the number of shares that were issuable when the award vested, which ranged from 0% to 200% of the target amount.  In order to earn any PSUs at the end of the performance period, the threshold level of either of the relative TSR or the Adjusted EBITDA performance measures, but not both, had to be achieved.

In March 2024, the Compensation Committee made a determination regarding the number (if any) of shares of common stock were earned and issuable under the 2021 PSU awards following the end of the three-year performance period. The Compensation Committee reviewed the Company’s TSR against the TSR of the Russell 3000 Index and calculated the Company’s Adjusted EBITDAR in accordance with the 2021 PSU awards. Based on the Company’s relative TSR of (47%) and Adjusted EBITDAR of $294.0 million (Adjusted EBITDAR related to Nugget Casino and Rocky Gap was excluded), the Compensation Committee approved a payout factor of 150% of the target number of 2021 PSUs. When the 2021 PSUs were earned and vested, they were settled in shares of our common stock.

The following table shows the number of 2021 PSUs earned by the NEOs and settled in common stock on March 15, 2024:

NEO	NUMBER OF 2021 TARGET PSUs GRANTED	2021 PSUs EARNED AT 150% PAYOUT FACTOR
Erwin Haitzmann	44,870	67,304
Peter Hoetzinger	44,870	67,304
Margaret Stapleton	18,634	27,950
Timothy Wright	14,907	22,360
Andreas Terler	18,634	27,950
Nikolaus Strohriegel	14,907	22,360

Replacement Options

The stock options granted in 2023 (“2023 Options”) were replacement options granted to certain named executive officers and were not intended to serve as new equity grants or supplement other compensation paid to our named executive officers in accordance with our Compensation Policy. The 2023 Options replaced expiring already fully vested stock options held by Dr Haitzmann, Mr. Hoetzinger, Mr. Terler and Mr. Strohriegel (the “Original Options”) with an exercise price of $5.05, which were granted in December 2014 and would have expired in December 2024. The Original Options were cancelled and replaced with grants of the same number of options expiring in September 2033 which have a higher exercise price than the Original Options and are subject to re-vesting. The 2023 Options were granted on September 12, 2023, and are vested 25%

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on the grant date, 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 25% on the third anniversary of the grant date. The 2023 Options have an exercise price of $5.61 per option, which represented the fair market value of a share of our stock on the grant date.

PERSONAL BENEFITS AND PERQUISITES

Our use of perquisites as an element of compensation is limited. The Compensation Committee does not view perquisites as a significant element of our compensation structure, but does believe that they can be used in conjunction with base salary to attract, motivate and retain individuals in a competitive environment. Besides certain life insurance contributions and change of control protections, we generally provide broad-based perquisites to our executives and other employees. Executives and all other employees are eligible to participate in various benefit programs such as medical, dental and vision insurance, life insurance, both short and long-term disability, and employer contributions to the Century Casinos, Inc. 401(k) Savings and Retirement Plan. Relocation benefits are available and are negotiated on an individual basis when an employee is hired.

In addition to our group benefits, Dr. Haitzmann and Mr. Hoetzinger are also entitled to:

•Mr. Hoetzinger’s policy provides a maximum life insurance benefit of €418,032 (approximately $462,932 based on the exchange rate in effect on December 31, 2023), payable in either a single lump sum or as an annuity;

•Long term disability or death benefits equal to 1/12 of the executive’s annual salary in effect at the time of disability or death, paid monthly for a period of 12 months from the date of disability or death; and

•The use of an automobile provided and paid for by us for business and personal purposes; provided, however, that Dr. Haitzmann may choose to receive a monthly car allowance in cash in lieu of our providing him with the use of an automobile.

CHANGE OF CONTROL AND SEVERANCE BENEFITS

Employment Agreements. We have entered into employment agreements with certain of our named executive officers, including our Co-Chief Executive Officers, which are described below under “Executive Agreements.” These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a “change of control” or a termination without “cause” by us, each as is defined in the applicable agreement. For a summary of the material terms and conditions of our agreements with the named executive officers providing for payments in connection with termination of employment and changes in control of our Company, please see “Executive Compensation – 2023 Potential Payments upon Termination or Change in Control” below.

The change of control provisions and the related severance compensation provisions of the employment agreements with our named executive officers and our equity incentive plans are designed to meet the following objectives:

Change of Control. Many larger, established casino companies may consider companies at similar stages of growth as us as potential acquisition targets as a means of adding value to their company. In some scenarios, the potential for merger or acquisition may be in the best interests of our stockholders. In certain cases, we provide severance compensation if an executive is terminated as a result of a corporate transaction in order to maintain the continuity of management during the transaction and in order to promote the ability of our executive officers to act in the best interests of our stockholders even though there is a possibility that they could be terminated as a result of the transaction. A “change of control” is defined in the employment agreements for Dr. Haitzmann and Mr. Hoetzinger as follows:

•Any unaffiliated person or entity becoming the beneficial owner of a majority of the voting rights of our outstanding securities;

•The triggering of the issuance of stock rights to stockholders pursuant to our stock rights agreement, as amended from time to time;

•The replacement during any two calendar years of half or more of our Board;

•The replacement or rejection of one or more persons nominated to be a director by our Board before any change of control;

•The election of one or more persons to our Board that have not been nominated by our Board prior to any change of control;

•Dr. Haitzmann ceases to serve as our Chairman, except by reason of his death or permanent disability (as stated in Mr. Hoetzinger’s employment agreement);

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•Mr. Hoetzinger ceases to serve as our Vice Chairman, except by reason of his death or permanent disability (as stated in Dr. Haitzmann’s employment agreement); or

•The holders of securities approve a merger, consolidation or liquidation of our Company.

Termination Without Cause By Us. If we terminate the employment of Dr. Haitzmann or Mr. Hoetzinger without cause, we are obligated to continue to pay their base salary and bonus for six months, as per the executive officer’s employment agreement. We believe this is appropriate because (i) the terminated executive officer is bound by confidentiality and non-compete provisions covering a specified period of time; (ii) we and the executive officer have mutually agreed to a severance package that is in place prior to any termination event, which provides us more flexibility to make a change in senior management if such a change is in the best interests of us and our stockholders; and (iii) the terminated executive receives a fair severance payment that is defined in advance of a termination without cause. For this scenario, we define “cause” for Dr. Haitzmann and Mr. Hoetzinger as follows:

•The failure of the executive for any reason, within 30 days after receipt by the executive of written notice thereof from us, to correct, cease, or otherwise alter any specific action or omission to act that constitutes a material and willful breach of such executive’s employment agreement that is likely to result in material damage to us; or

•Any willful gross misconduct likely to result in material damage to us.

Termination With Cause By Executive. Dr. Haitzmann’s and Mr. Hoetzinger’s employment agreements provide severance in the event they terminate their employment with us for cause. This scenario would be treated similarly to a termination without cause by us for the same reasons provided for that situation, as described above. For this scenario, the employment agreements define “cause” as follows:

•Our failure for any reason, within 30 days after receipt by us of written notice from the executive, to correct, cease, or otherwise alter any material adverse change in the conditions of such employee’s employment, including, but not limited to any change in his title or position, or the duties of such position, unless the employee consents in writing to such change; or

•A change of control, as defined above, has occurred.

Management Agreements. In addition to the employment agreements that we have with Dr. Haitzmann and Mr. Hoetzinger, we are party to separate management agreements with Flyfish, a Swiss corporation that is beneficially owned by Dr. Haitzmann, and with Focus, a Swiss corporation that is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation.

Termination with Cause by Consultant or without Cause by Us. The management agreements provide for certain payments and benefits to be made to Flyfish and/or Focus should either of them terminate the management agreement for cause or should either of them be terminated by us without cause. These payments and benefits include: (i) a lump sum cash payment of three times the current management fee plus three times the average bonus for the prior three years and (ii) an option to continue to serve as a consultant for three years at the then-current management fee, prior year’s bonus and current benefits. For the purposes of the determination of these payments and benefits, “cause” means (i) our failure for any reason, within 30 days after receipt of written notice, to correct, cease or otherwise alter any material adverse change in the conditions of engagement, including but not limited to any change in duties or (ii) a change of control has occurred.

A “change of control” under the management agreements is the same as a change of control under the employment agreements, as defined above.

Equity Awards. Our 2016 Plan and our previous equity incentive plans under which we have issued equity awards to our executive officers provide for accelerated vesting of stock awards following a change of control, as defined in such plans, under certain circumstances as described below. Under the PSU award agreements, the PSUs issued to our executive officers under our 2016 Plan provide that, in the case of a termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), the participant receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period. In the case of a Change in Control, the PSUs have accelerated vesting if (i) the participant has a termination without Cause or for Good Reason within 12 months after the award is assumed or replaced by the surviving entity, or (ii) the award is not assumed or replaced by the surviving entity.

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For more information on our potential payments to named executive officers in connection with a termination or change of control, please see “Executive Compensation – 2023 Potential Payments upon Termination or Change of Control” below.

OTHER Compensation Policies

Stock Ownership Policy. It is our policy that all of our executive officers should have a significant financial stake in us. To that end, we have adopted stock ownership guidelines applicable to our executive officers. The guidelines are applicable to each of our executive officers and provide that each executive officer is expected to directly or beneficially own shares of our common stock with a value at least equal to the amount shown below:

•Co-CEOs – Three times annual base salary

•All other executive officers – One times annual base salary

The amount of annual base salary includes any management fees paid to a Co-CEO, a family foundation or a company directly or beneficially owned by such Co-CEO or a subsidiary thereof in connection with a management agreement entered into between any of such parties and the Company or any subsidiary of the Company. Shares counted for purposes of the ownership guidelines are fully-vested outstanding shares of which the individual is deemed to be the “beneficial owner” for purposes of Section 16 under the Exchange Act. For each Co-CEO, shares counted for purposes of the ownership guidelines include any shares owned by a family foundation or a company directly or beneficially owned by a Co-CEO or a subsidiary thereof. Shares subject to a compensatory equity-based award of any kind that has not yet vested and shares subject to an option or stock appreciation right that has not yet been exercised will not be counted toward satisfaction of the stock ownership guidelines. Each executive officer has five years from the date he or she becomes subject to the guidelines to achieve compliance with the ownership guidelines.

In addition, over a three-year period, starting January 1, 2023, each of the Co-Chief Executive Officers was required to complete the purchase of additional shares of our common stock using the after-tax amount of €112,500 of such Co-Chief Executive Officer’s salary, and each of the Co-Chief Executive Officers met this requirement prior to December 31, 2023.

Hedging and Pledging. We have adopted a policy that provides for restrictions on equity transactions, including prohibitions on hedging transactions and pledging of our stock by our officers and directors. The policy does not restrict non-officer employees. Our officers and directors may not engage in any hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments, or through the establishment of a short position in the Company’s securities. In addition, under the policy, our officers and directors are prohibited from holding the Company’s securities in a margin account or otherwise pledging the Company’s securities as collateral for a loan; provided that an exception may be granted where a person covered by the policy wishes to pledge the Company’s securities as collateral for a loan (not including margin debt) and clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities, if approved in advance by our Chief Financial Officer.

Clawback Policy.

Pursuant to Rule 10D-1 of the Exchange Act and applicable Nasdaq listing rules, we timely adopted a policy for recovery of incentive-based compensation from our current and former Section 16 executive officers under certain circumstances. Incentive-based compensation is any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a financial reporting measure. The policy provides that in the event that we are required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, and the noncompliance resulted in overpayment of the incentive-based compensation received by an executive officer within the three completed fiscal years preceding the date the restatement was required, then the company will recover from its executive officers, on a reasonably prompt basis, the amount of any such erroneously awarded incentive-based compensation to an executive officer. Erroneously awarded incentive-based compensation is the excess of the amount of incentive-based compensation received by current and former executive officers over the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts.

In addition, if the Amended and Restated 2016 Equity Incentive Plan is approved by our stockholders, it will provide for the clawback of all time-vesting (in addition to performance-vesting) equity awards granted to our NEOs in the event of an accounting restatement.

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Rule 10b5-1 Sales Plans. From time to time in accordance with our Insider Trading Policy, certain of our directors and executive officers may adopt written plans, known as Rule 10b5-1 plans, in which they have contracted with a broker to buy or sell shares of our common stock on a periodic basis. Under a Rule 10b5-1 plan, a broker executes trades pursuant to parameters established by the director or executive officer when entering into the plan, without further direction from them. The director or executive officer may amend or terminate the plan in specified circumstances as set forth in our Insider Trading Policy. In accordance with the SEC’s recent Rule 10b5-1 amendments, we plan to amend our Insider Trading Policy to impose a mandatory cooling-off period for our directors and executive officers and prohibit overlapping and single trade 10b5-1 plans, subject to certain exceptions.

Other Equity-Related Policies. The 2016 Plan requires that all stock options granted under the plan have an exercise price that is not less than the fair market value of a share of our common stock on the date the grant is made. The 2016 Plan also prohibits re-pricing or exchanging underwater stock options under the 2016 Plan without stockholder approval.

Our Compensation Policies and Practices as they Relate to Our Risk Management. We monitor the risks associated with our compensation programs and individual executive compensation decisions on an ongoing basis. The Compensation Committee identified no material risks in our executive compensation programs in fiscal 2023. The Compensation Committee believes that there are several features in our compensation programs and policies that mitigate excessive risk-taking. For instance, a large percentage of senior management compensation has historically been paid in the form of long-term equity awards over a multiple-year cycle, a compensation structure that is intended to align incentives with appropriate risk taking. Moreover, senior management is subject to share ownership and retention policies, and we retain broad discretion to recover incentive awards in the event of certain significant misconduct. Our general risk management controls also serve to preclude our decision makers from taking excessive risk to earn the incentives provided under our compensation programs.

TAX AND OTHER CONSIDERATIONS

In designing our compensation programs, we take into account the various tax and accounting rules associated with different forms of compensation. Section 162(m) of the Internal Revenue Code precludes us from taking a federal income tax deduction for compensation paid in excess of $1 million to our “covered employees” (which as of 2023 included the Co-Chief Executive Officers, Chief Financial Officer and our three other most highly compensated executive officers).

Despite the limit on the deductibility of performance-based compensation, we continue to believe that a significant portion of our executives’ compensation should be tied to our performance and that stockholder interests are best served if the Compensation Committee’s discretion and flexibility in structuring and awarding compensation is not restricted even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expense to us. Therefore, it is not anticipated that Section 162(m) will significantly impact the design of our compensation program going forward.

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COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the “Compensation Discussion and Analysis” included in this proxy statement with management. Based on the Compensation Committee’s review and discussion with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Gottfried Schellmann

Dinah Corbaci

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act or the Exchange Act, the foregoing report of the Compensation Committee does not constitute soliciting material and shall not be incorporated by reference into any such filings and shall not otherwise be deemed filed under such acts, except to the extent the Company specifically incorporates such report by reference therein.

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EXECUTIVE COMPENSATION

The table below sets forth the compensation for 2023, 2022 and 2021 earned by our named executive officers.

SUMMARY COMPENSATION TABLE

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)(1)		BONUS ($)(2)		OPTION AWARDS ($)(3)	STOCK AWARDS ($)(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)(5)(6)		ALL OTHER COMPENSATION ($)(7)(8)	TOTAL ($)
Erwin Haitzmann
Chairman of the Board	2023	649,944	(9)	127,500		1,557,000	819,453	211,640		62,090	3,427,627
and Co-Chief Executive	2022	591,929	(9)	—		—	746,970	253,837		48,707	1,641,443
Officer	2021	620,299	(9)	—		—	289,079	405,000		54,665	1,369,043
Peter Hoetzinger
Vice Chairman of the Board,	2023	676,950	(10)	127,500	(11)	1,557,000	819,453	211,640	(11)	80,519	3,473,062
Co-Chief Executive Officer	2022	591,406	(10)	—		—	746,970	253,837	(11)	75,968	1,668,181
and President	2021	619,957	(10)	—		—	289,079	405,000	(11)	86,992	1,401,028

Margaret Stapleton	2023	279,250		95,000		—	292,659	105,820		8,324	781,053
Chief Financial Officer	2022	250,000		—		—	266,776	112,817		7,500	637,093
and Corporate Secretary	2021	250,000		—		—	120,053	180,000		7,500	557,553

Timothy Wright	2023	223,400		95,000		—	204,867	105,820		6,649	635,736
Chief Accounting Officer	2022	200,000		—		—	186,740	112,817		6,000	505,557
and Corporate Controller	2021	200,000		—		—	96,040	180,000		6,000	482,040
Andreas Terler
Managing Director of CRM and	2023	265,364		80,000		173,000	292,659	105,820		—	916,843
Executive Vice President,	2022	221,413		—		—	266,776	112,817		—	601,006
Operations - United States	2021	194,662		—		—	120,053	180,000		—	494,715
Nikolaus Strohriegel
Managing Director of CRM	2023	159,980		10,000		86,500	204,867	105,820		—	567,167
and Executive Vice President,	2022	138,574		—		—	186,740	112,817		—	438,131
Operations - Canada and Europe	2021	146,659		—		—	96,040	180,000		—	422,699

(1)Dr. Haitzmann and Mr. Hoetzinger are paid their base salaries in euros.  For Dr. Haitzmann, $258,624 of his 2023 salary, $231,929 of his 2022 salary and $260,299 of his 2021 salary were paid in euros. For Mr. Hoetzinger, $285,630 of his 2023 salary, $231,406 of his 2022 salary and $259,957 of his 2021 salary were paid in euros. Amounts paid to Dr. Haitzmann and Mr. Hoetzinger pursuant to management agreements as described below in footnotes (9) and (10) of this table are paid in U.S. dollars. The base salaries of Messrs. Terler and Strohriegel are paid in euros. The amounts paid in euros were converted to U.S. dollars in the table above using the average monthly exchange rate applicable to the months during which such salaries were earned. Such Euro exchange rates ranged from 1.06 to 1.10 during 2023, 0.98 to 1.13 during 2022 and 1.13 to 1.22 during 2021.

(2)The bonuses for each NEO in 2023 related to the successful completion of Company’s acquisitions of the Nugget Casino and Rocky Gap and the sale and leaseback of the real estate related to Company’s Canada properties that were completed in 2023.

(3)Represents the grant date fair market value of the 2023 Options which replaced prior options as discussed in “Long-Term Incentive Compensation – Replacement Options”. The Replacement Options replaced stock options previously issued in December 2014 and expiring in December 2024 which were cancelled.

(4)The amounts shown represent the grant date fair value computed in accordance with FASB ASC 718 of the 2023 PSUs, PSUs granted in 2022 (“2022 PSUs”) and 2021 PSUs granted to the NEOs as part of our long-term incentive compensation program. The amounts shown represent the values that are based on achievement of 100% of target performance. Assuming achievement of the maximum 200% of target performance, the value of the 2023 PSUs would be: $1,638,906 for each of Dr. Haitzmann and Mr. Hoetzinger; $585,317 for each of Ms. Stapleton and Mr. Terler; and $409,734 for each of Mr. Wright and Mr. Strohriegel; the value of the 2022 PSUs would be: $1,493,940 for each of Dr. Haitzmann and Mr. Hoetzinger; $533,551 for each of Ms. Stapleton and Mr. Terler; and $373,481 for each of Mr. Wright and Mr. Strohriegel; and the value of the 2021 PSUs would be: $578,158 for each of Dr. Haitzmann and Mr. Hoetzinger; $240,106 for each of Ms. Stapleton and Mr. Terler; and $192,080 for each of Mr. Wright and Mr. Strohriegel. Assumptions used in the calculation of the amounts reported in this column are

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included in Note 12 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023. For discussion of the 2023 PSUs and 2021 PSUs, see “Compensation Discussion and Analysis” above.

(5)The amounts shown represent cash payments made to each of our NEOs under our annual incentive plan, which is further described in “Compensation Discussion and Analysis” above. The amounts disclosed for 2023 represent the actual incentive amounts earned for 2023 that were paid in March 2024.

(6)The cash payments made to Mr. Terler and Mr. Strohriegel were paid in euros.

(7)The other compensation for Dr. Haitzmann and Mr. Hoetzinger for 2023 includes premiums paid on medical insurance policies and the portion of our expense for automobiles provided to our Co-Chief Executive Officers attributable to personal use during 2023. Pursuant to the terms of his employment agreement, Dr. Haitzmann has elected to receive a monthly car allowance from us in cash, in lieu of our providing him with the use of an automobile. We estimate that approximately 35% of the annual lease cost for Mr. Hoetzinger’s automobile represents the amount attributable to personal use. For Mr. Hoetzinger, other compensation also includes premiums paid related to his life insurance policy. Other compensation for Ms. Stapleton and Mr. Wright for 2023 includes company paid 401K match. These amounts are broken out as follows:

NAME	MEDICAL INSURANCE	LIFE INSURANCE	AUTOMOBILE	401K	TOTAL
Erwin Haitzmann	$21,859	$—	$40,231	$—	$62,090
Peter Hoetzinger	14,911	19,155	46,453	—	80,519
Margaret Stapleton	—	—	—	8,324	8,324
Timothy Wright	—	—	—	6,649	6,649

Amounts previously included for Ms. Stapleton and Mr. Wright that relate to medical insurance benefits provided to all US employees have been removed from the All Other Compensation column for 2021 and 2022, and the 401(k) contributions have been included.

(8)The amounts in the “All Other Compensation” column for Dr. Haitzmann and Mr. Hoetzinger were converted to U.S. dollars from euros based on the average monthly exchange rates applicable to the months during which such compensation was earned. Such Euro exchange rates ranged from 1.06 to 1.10 during 2023, 0.98 to 1.13 during 2022 and 1.13 to 1.22 during 2021.

(9)Includes $258,624, $231,929 and $260,299 for 2023, 2022 and 2021, respectively, which have been paid to Dr. Haitzmann under his employment agreement, and $391,320 for 2023 and $360,000 for each of 2022 and 2021, which were paid to Flyfish under a management agreement between Flyfish and our subsidiary. Under this management agreement, we contract certain services from Flyfish to be provided by Dr. Haitzmann and other members of the Flyfish team. Flyfish is a company beneficially owned by Dr. Haitzmann. See “Executive Agreements” below.

(10)Includes $285,630, $231,406 and $259,957 for 2023, 2022 and 2021, respectively, which have been paid to Mr. Hoetzinger under his employment agreement, and $391,320 for 2023 and $360,000 for each of 2022 and 2021, which were paid to Focus under a management agreement between Focus and our subsidiary. Under this management agreement, we contract certain services from Focus to be provided by Mr. Hoetzinger and other members of the Focus team. Focus is a wholly-owned subsidiary of The Hoetzinger Family Foundation. See “Executive Agreements” below.

(11)Represents amounts assigned to Focus.

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2023 GRANTS OF PLAN-BASED AWARDS

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the year ended December 31, 2023.

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS (1)			ESTIMATED FUTURE PAYOUTS UNDER EQUITY INCENTIVE PLAN AWARDS			NUMBER OF SECURITIES UNDERLYING	EXERCISE PRICE OF OPTION	GRANT DATE FAIR VALUE OF STOCK AND OPTION
NAME	GRANT DATE	THRESHOLD ($)	TARGET ($)	MAXIMUM ($)	THRESHOLD (#)(2)	TARGET (#)	MAXIMUM (#)	OPTIONS (#)(3)	AWARDS ($)(3)	AWARDS ($)(4)
Erwin Haitzmann		125,000	250,000	500,000
	2/8/2023				11,328	90,622	181,244			819,453
	9/12/2023							450,000	5.61	1,557,000
Peter Hoetzinger (5)		125,000	250,000	500,000
	2/8/2023				11,328	90,622	181,244			819,453
	9/12/2023							450,000	5.61	1,557,000
Margaret Stapleton		62,500	125,000	250,000
	2/8/2023				4,046	32,365	64,730			292,659
Timothy Wright		62,500	125,000	250,000
	2/8/2023				2,832	22,656	45,312			204,867
Andreas Terler		62,500	125,000	250,000
	2/8/2023				4,046	32,365	64,730			292,659
	9/12/2023							50,000	5.61	173,000
Nikolaus Strohriegel		62,500	125,000	250,000
	2/8/2023				2,832	22,656	45,312			204,867
	9/12/2023							25,000	5.61	86,500

(1)The amounts shown represent the potential value of performance cash bonus awards under our annual incentive plan for each of our NEOs. For 2023, the Compensation Committee approved a bonus plan tied to our attainment of net operating revenue objectives for which threshold, target and maximum levels were established. Under the terms of the annual incentive plan for 2023, the NEOs received a performance-based payout at 84.66%. The bonuses were paid in March 2024. Please also see “Compensation Discussion and Analysis” for more details regarding the annual incentive plan.

(2)The threshold amount of the 2023 PSUs listed above is calculated in accordance with the PSU award agreement, which provides that a participant may earn PSUs if the threshold level of either of the two performance measures is achieved. The relative TSR performance measure constitutes 25% of the PSU award. If only this performance measure was achieved at the threshold level, the participant would earn the threshold amount of 2023 PSUs set forth in the table above.

(3)Fully vested stock options held by Dr. Haitzmann, Mr. Hoetzinger, Mr. Terler and Mr. Strohriegel with an exercise price of $5.05, which were granted in December 2014 and would have expired in December 2024, were cancelled and replaced with grants of the same number of options expiring in September 2033. The 2023 Options, granted on September 12, 2023, vested 25% on the grant date, 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 25% on the third anniversary of the grant date, and have an exercise price of $5.61 per option, which represented the fair market value of a share of our stock on the grant date.

(4)The number of 2023 PSUs that vest and are settled in shares of common stock can range from 0% to 200% of the number of 2023 PSUs awarded depending on the Company’s performance during the three-year performance period. The 2023 PSUs vest based on our achievement of specified performance measures, consisting of relative TSR and Adjusted EBITDAR. We granted the 2023 PSUs to the NEOs under our 2016 Plan. The dollar value of the PSUs shown represents the grant date fair value based on performance at target level, which is the probable outcome of the relevant performance conditions, computed in accordance with FASB ASC Topic 718. Please also see “Compensation Discussion and Analysis” for more details regarding the 2023 PSUs.

(5)The annual incentive award and 2023 PSUs were assigned to Focus.

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OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

The following table sets forth the number of options and PSUs held by our named executive officers as of December 31, 2023.

		OPTION AWARDS				STOCK AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)(1)	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (#)(1)	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)(2)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)(3)
Erwin Haitzmann	03/29/2022	—	—	—	—	142,280	694,326
	02/08/2023	—	—	—	—	181,244	884,471
	09/12/2023	112,500	337,500	5.61	09/12/2033	—	—
Peter Hoetzinger	03/29/2022	—	—	—	—	142,280	694,326
	02/08/2023	—	—	—	—	181,244	884,471
	09/12/2023	112,500	337,500	5.61	09/12/2033	—	—
Margaret Stapleton	03/29/2022	—	—	—	—	50,814	247,972
	02/08/2023	—	—	—	—	64,730	315,882
Timothy Wright	12/26/2014	30,000	—	5.05	12/26/2024	—	—
	03/29/2022	—	—	—	—	35,570	173,582
	02/08/2023	—	—	—	—	45,312	221,123
Andreas Terler	03/29/2022	—	—	—	—	50,814	247,972
	02/08/2023	—	—	—	—	64,730	315,882
	09/12/2023	12,500	37,500	5.61	09/12/2033	—	—
Nikolaus Strohriegel	03/29/2022	—	—	—	—	35,570	173,582
	02/08/2023	—	—	—	—	45,312	221,123
	09/12/2023	6,250	18,750	5.61	09/12/2033	—	—

(1)Fully vested stock options held by Dr Haitzmann, Mr. Hoetzinger, Mr. Terler and Mr. Strohriegel with an exercise price of $5.05, which were granted in December 2014 and would have expired in December 2024, were cancelled and replaced with grants of the same number of 2023 Options. The 2023 Options, granted on September 12, 2023, vested 25% on the grant date, 25% on the first anniversary of the grant date, 25% on the second anniversary of the grant date and 25% on the third anniversary of the grant date and have an exercise price of $5.61 per option, which represented the fair market value of a share of our stock on the grant date.

(2)The 2023 PSUs and 2022 PSUs are subject to three-year performance periods that end on December 31, 2025 and December 31, 2024, respectively. The number of PSUs that vest and settle in shares of common stock can range from 0% to 200% of the number of PSUs awarded depending on our performance during the performance period. Because actual performance in the last completed performance period (2021-2023) vested above target, PSU values are presented assuming achievement of “maximum” targets at the end of the three-year performance period. The relative TSR performance measure constitutes 25% of each PSU award. Please also see “Compensation Discussion and Analysis” for more details regarding the 2023 PSUs.

(3)The market value of the 2023 PSUs and 2022 PSUs shown is calculated based on the closing price of our common stock on December 29, 2023 of $4.88 per share.

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OPTION EXERCISES AND STOCK VESTED IN 2023

The following table sets forth information regarding options exercised by Ms. Stapleton in 2023 and PSUs vesting in 2023.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)(1)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)(2)
Erwin Haitzmann	—	—	67,304	210,662
Peter Hoetzinger (3)	—	—	67,304	210,662
Margaret Stapleton	25,000	14,500	27,950	87,484
Timothy Wright	—	—	22,360	69,987
Andreas Terler	—	—	27,950	87,484
Nikolaus Strohriegel	—	—	22,360	69,987

(1)The value realized on exercise is calculated as the difference between the closing price of our common stock on the date of exercise for the number of shares acquired upon exercise and the applicable option exercise price for those shares.

(2)The value realized equals the closing price of our common stock on the vesting date multiplied by the number of shares vested.

(3)Represents shares underlying the 2021 PSUs that were assigned to Focus. See “Executive Agreements” below.

Executive Agreements

Employment Agreements

In October 2001, we entered into separate employment agreements with Dr. Haitzmann and Mr. Hoetzinger. The employment agreements were amended in February 2003 to extend the employment periods to December 31, 2008 and to specify the duties of Dr. Haitzmann and Mr. Hoetzinger. The agreements were further amended in February 2005 to assign the employment agreements to our wholly-owned foreign subsidiary, to include changes to the employees’ salary and termination clauses, and to extend the employment periods to December 31, 2009 and for five-year renewable periods thereafter, unless sooner terminated by them or us. Effective September 2006, the employment agreements were further amended to provide each executive officer with life insurance (although Dr. Haitzmann’s life insurance was terminated and cashed out in 2018). On September 30, 2015, Dr. Haitzmann’s employment agreement was further amended to assign his employment agreement to another of our wholly-owned subsidiaries and to include changes to carryover benefits in connection with such assignment. The employment agreements are effective through December 2024.

Under the employment agreements, as compensation for the services rendered by Dr. Haitzmann and Mr. Hoetzinger to us, Dr. Haitzmann and Mr. Hoetzinger are paid not less than €220,000 (approximately $243,630 based on the exchange rate in effect on December 31, 2023) in annual base salary, plus annual increases and bonuses, and such other incentives, benefits, insurance policies and compensation as may have been and may be awarded to them from time to time by the Compensation Committee. We provide Dr. Haitzmann and Mr. Hoetzinger with, or reimburse them for, all reasonable expenses incurred in connection with the performance of their duties as our executives. Dr. Haitzmann and Mr. Hoetzinger are also each entitled to the use of an automobile provided to them and paid for by us for business and personal purposes; provided that Dr. Haitzmann may elect to receive a monthly automobile allowance in cash instead of using an automobile provided by us.

If either or both of Dr. Haitzmann and/or Mr. Hoetzinger dies or becomes disabled during the term of his employment, the employment agreements provide for the continuation of salary for 12 months.

The employment agreements provide for certain payments and benefits to be made to Dr. Haitzmann and/or Mr. Hoetzinger if either or both of them is terminated without cause or if either or both of them terminate their own employment for cause or in the case of a change of control. These payments and benefits include: (i) continuation of salary and bonuses for three years from the notification of termination, (ii) immediate vesting of all outstanding equity awards, (iii) an option to serve as a consultant for an additional three years at current salary plus previous year’s bonus and current benefits, and (iv) being made whole on an after-tax basis with respect to any taxes that might become payable as a result of any action or provision in connection with a change of control. The terms “cause” and “change of control” are as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

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In November 2019, we entered into an employment agreement with Ms. Stapleton. The employment agreement with Ms. Stapleton is effective through November 2024 and for five-year renewable periods thereafter, unless sooner terminated by her or us.

Under the employment agreement, as compensation for the services rendered by Ms. Stapleton to us, Ms. Stapleton is paid not less than $250,000 in annual base salary, plus annual increases and bonuses, and such other incentives, benefits, insurance policies and compensation as may have been and may be awarded to her from time to time by the Compensation Committee. We provide Ms. Stapleton with, or reimburse her for, all reasonable expenses incurred in connection with the performance of her duties as our Chief Financial Officer.

The employment agreement provides for certain payments and benefits to be made to Ms. Stapleton if she is terminated without cause or if she terminates her employment for cause. These payments and benefits include: (i) continuation of salary and bonuses for two years from the notification of termination, (ii) payment for one year of the difference in the monthly COBRA premium cost and the monthly contribution previously paid by Ms. Stapleton; and (iii) immediate vesting of all outstanding equity awards. The terms “cause” and “change of control” are as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

Mr. Terler and Mr. Strohriegel each have an employment agreement with the Company’s Austrian subsidiary, Century Resorts Management GmbH, on their hire dates. The employment agreements, which are customary arrangements in Austria, have no expiration dates and do not include clauses regarding termination for cause or change of control.

Management Agreements

In addition to the employment agreements that we have with Dr. Haitzmann and Mr. Hoetzinger, we are party to separate management agreements with Flyfish, which is beneficially owned by Dr. Haitzmann, and with Focus, which is a wholly-owned subsidiary of Mr. Hoetzinger’s family foundation. Under the management agreement with Flyfish, executive casino management services from Flyfish are provided to us by a team of persons, of which Dr. Haitzmann is a member. Under the management agreement with Focus, executive casino management services from Focus are provided to us by a team of persons, of which Mr. Hoetzinger is a member. The management agreements with Flyfish and Focus are effective through December 31, 2026 and for five-year renewable periods thereafter, unless sooner terminated by them or by us. The management agreements provide for an annual base management fee of not less than $360,000 to each of Flyfish and Focus, plus such annual increases and bonuses, and such other incentives, benefits and compensation as may be awarded to them, respectively, by the Compensation Committee. Payments of the annual management fee to each of these management companies are included as salary to the respective executive in the Summary Compensation Table.

The management agreements also provide for certain payments and benefits to be made to Flyfish and/or Focus if either or both of Dr. Haitzmann and Mr. Hoetzinger terminate the agreement for cause or if either or both of them are terminated by us without cause. These payments and benefits include: (i) a lump sum cash payment of three times the current management fee plus three times the average bonus for the prior three years and (ii) an option to continue to serve as a consultant for three years at the then-current management fee, prior year’s bonus and current benefits. For the purposes of the determination of these payments and benefits, “cause” means (i) our failure for any reason, within 30 days after receipt of written notice, to correct, cease or otherwise alter any material adverse change in the conditions of engagement, including but not limited to any change in duties or (ii) a change of control has occurred.

For the purposes of the prior two paragraphs, a “change of control” is as defined in “Compensation Discussion and Analysis – Change of Control and Severance Benefits” above.

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2023 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have entered into employment agreements with and granted equity awards to certain of our named executive officers that require us to make payments and provide various benefits in the event of the executive’s termination or a change of control.

The terms of the agreements and the estimated value of the payments and benefits due to the executives pursuant to their agreements under various termination events are detailed below.

Erwin Haitzmann and Peter Hoetzinger

Pursuant to Dr. Haitzmann’s and Mr. Hoetzinger’s employment agreements and management agreements, if we terminate these agreements without cause, if either officer terminates these agreements for cause or upon a change in our control, each of them will be entitled to:

•a lump sum cash benefit payment of three times his current annual salary and management fee, plus three times his average bonus for the last three years;

•at his sole option, elect to serve as a consultant to us for an additional period of three years in exchange for receiving annually his current base salary, the current management fee under the management agreement, his previous year’s bonus and current benefits. During such additional period of three years, he would be required to keep himself reasonably available to us to render advice or to provide services for no more than 30 days per year;

•all of his and his management company’s unvested stock and stock options shall immediately vest and he will have the option to (i) receive an immediate payment of the stock value and the higher of (a) the value according to the Black Scholes model, or (b) the “in-the-money value” of his options as of the date of such written notice; or (ii) receive an immediate cash bonus from us enabling him, after full payment of all his taxes on such cash bonus, to exercise 100% of his options and continue to hold his stock, with the right to “put” or sell the stock back to us for cash at the stock value at his sole election within three years after his termination; and

•being made whole on an after-tax basis with respect to any taxes that may become payable as a result of any action or provision in connection with a change of control.

If either Dr. Haitzmann or Mr. Hoetzinger terminates his employment agreement without cause, we have the option either (i) to accept his resignation, effective immediately on receipt of such written notice, or (ii) to require him to continue to perform his duties hereunder, for a period not to exceed six months from the date of receipt of such written notice. In either event, he shall continue to receive the same compensation and management fee for a period of six months from the date of written notice or termination. Such compensation shall be paid to him in six equal, successive monthly payments, beginning on the first day of the month immediately following the date of written notice of termination. Upon termination due to death or disability, Dr. Haitzmann and Mr. Hoetzinger are each entitled to receive 12 months of salary paid on a monthly basis.

Under the terms of the employment agreements, each executive is required to not disclose any confidential or proprietary information relating to us to third parties.

Under the terms of the PSU award agreements for the 2023 PSUs and 2022 PSUs, if a participant voluntarily terminates his or her employment or if we terminate such person’s employment for cause, the PSUs that have not vested will be forfeited. In the case of a termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), the participant receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period. In the case of a Change in Control, the PSUs have accelerated vesting if (i) the award is assumed or replaced by the surviving entity and, within 12 months, the participant has a termination without Cause or for Good Reason, or (ii) the award is not assumed or replaced by the surviving entity.

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Assuming Dr. Haitzmann was terminated on December 31, 2023 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $4.88 per share of common stock, which was the closing price of our common stock on December 29, 2023, Dr. Haitzmann would have been eligible for the following payments and benefits:

	SALARY ($)(1)	BONUS ($)(2)	VALUE OF CONTINUED BENEFITS ($)(3)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)(4)	VALUE OF ACCELERATED OPTION AWARDS ($)(5)	VALUE OF ACCELERATED PSU AWARDS ($)(6)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	3,899,662	2,015,397	65,577	323,967	3,883,846	706,952	10,895,401
By Employee with Cause or for Good Reason	3,899,662	2,015,397	65,577	323,967	3,883,846	706,952	10,895,401
By Employee without Cause	324,972	—	—	—	—	—	324,972
Upon Change of Control (7)	5,999,480	3,100,611	65,577	323,967	3,883,846	1,087,618	14,461,099
Retirement	324,972	—	—	323,967	—	—	648,939
Disability	258,624	—	—	323,967	—	706,952	1,289,543
Death (8)	258,624	—	—	161,984	—	706,952	1,127,560

(1)Dr. Haitzmann and Flyfish would have been paid a lump sum of $1,949,832 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $1,949,832 would have been paid over a three-year period. Dr. Haitzmann’s salary would have been paid in six monthly installments for termination by employee without cause or in 12 monthly installments for termination due to death or disability.

(2)Dr. Haitzmann and Flyfish would have been paid a lump sum of $997,977 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $1,107,420 would have been paid over a three-year period.

(3)Consists of medical benefits payable for a period of three years.

(4)Under Austrian law, Dr. Haitzmann is entitled to receive a severance payment (known as “Abfertigung”) upon his termination of employment or upon his retirement from the Company.

(5)Dr. Haitzmann had stock options for 450,000 shares, of which 337,500 remain unvested, as of December 31, 2023. In accordance with the terms of Dr. Haitzmann’s employment agreement, the amounts of Dr. Haitzmann’s salary, bonus and acceleration of his equity awards include a tax gross-up. The Company used the Malta tax rate for individuals, which is a progressive rate from 0% to 35%, based on Dr. Haitzmann’s residency. The highest rate was used to calculate the value of the option awards.

(6)Calculated based on the target number of 90,622 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2023, 71,140 PSUs, prorated for the performance period of January 1, 2022 to December 31, 2023, and 67,304 PSUs, the actual number of PSUs earned for the performance period of January 1, 2021 to December 31, 2023.

(7)Each value in this row includes a tax gross-up using a tax rate of 35%, other than the value of continued benefits, which does not include a tax gross-up.

(8)Austrian severance benefits would only be paid out if the successors are dependents or are entitled to the benefit.

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Assuming Mr. Hoetzinger was terminated on December 31, 2023 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $4.88 per share of common stock, which was the closing price of our common stock on December 29, 2023, Mr. Hoetzinger would have been eligible for the following payments and benefits:

	SALARY ($)(1)	BONUS ($)(2)	VALUE OF CONTINUED BENEFITS ($)(3)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)(4)	VALUE OF ACCELERATED OPTION AWARDS ($)(5)	VALUE OF ACCELERATED PSU AWARDS ($)(6)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	4,061,700	2,015,397	44,733	302,796	5,610,000	706,952	12,741,578
By Employee with Cause or for Good Reason	4,061,700	2,015,397	44,733	302,796	5,610,000	706,952	12,741,578
By Employee without Cause	338,475	—	—	—	—	—	338,475
Upon Change of Control (7)	9,026,000	4,478,660	44,733	302,796	5,610,000	1,571,004	21,033,193
Retirement	338,475	—	—	302,796	—	—	641,271
Disability	285,630	—	—	302,796	—	706,952	1,295,378
Death (8)	285,630	—	—	151,398	—	706,952	1,143,980

(1)Mr. Hoetzinger and Focus would have been paid a lump sum of $2,030,850 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $2,030,850 would have been paid over a three-year period. Mr. Hoetzinger’s salary would have been paid in six monthly installments for termination by employee without cause or in 12 monthly installments for termination due to death or disability.

(2)Mr. Hoetzinger and Focus would have been paid a lump sum of $997,977 for termination by the Company without cause, termination by employee with cause or upon a change of control, and the remaining $1,017,420 would have been paid over a three-year period.

(3)Consists of medical benefits payable for a period of three years.

(4)Under Austrian law, Mr. Hoetzinger is entitled to receive a severance payment (known as “Abfertigung”) upon his termination of employment or upon his retirement from the Company.

(5)Mr. Hoetzinger had stock options for 450,000 shares, of which 337,500 remain unvested, as of December 31, 2023. In accordance with the terms of Mr. Hoetzinger’s employment agreement, the amounts of Mr. Hoetzinger’s salary, bonus and acceleration of his equity awards include a tax gross-up. The Austrian tax rate for individuals is a progressive rate from 0% to 55%. The highest rate was used to calculate the value of the option awards.

(6)Calculated based on the target number of 90,622 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2023, 71,140 PSUs, prorated for the performance period of January 1, 2022 to December 31, 2023, and 67,304 PSUs, the actual number of PSUs earned for the performance period of January 1, 2021 to December 31, 2023.

(7)Each value in this row includes a tax gross-up using a tax rate of 55%, other than the value of continued benefits, which does not include a tax gross-up.

(8)Austrian severance benefits would only be paid out if the successors are dependents or are entitled to the benefit.

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Margaret Stapleton

Assuming Ms. Stapleton was terminated on December 31, 2023 or that a change of control occurred on such date, and assuming further that the market value of her unvested PSU awards was $4.88 per share of common stock, which was the closing price of our common stock on December 29, 2023, Ms. Stapleton would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)	VALUE OF ACCELERATED PSU AWARDS ($)(1)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	558,500	329,091	17,080	—	—	271,577	1,176,248
By Employee with Cause or for Good Reason	558,500	329,091	17,080	—	—	271,577	1,176,248
By Employee without Cause	—	—	—	—	—	—	—
Upon Change of Control	—	—	—	—	—	271,577	271,577
Death or Disability	—	—	—	—	—	271,577	271,577

(1)Calculated based on the target number of 32,365 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2023, 25,407 PSUs, prorated for the performance period of January 1, 2022 to December 31, 2023, and 27,950 PSUs, the actual number of PSUs earned for the performance period of January 1, 2021 to December 31, 2023.

Timothy Wright

Mr. Wright does not have an employment agreement with us. If we terminate his employment without cause, he would be entitled to all earned salary through the last day of employment. Under the terms of the option award agreement, Mr. Wright is not entitled to any acceleration of options.

Under the terms of the PSU award agreements for the 2023 PSUs and 2022 PSUs, if Mr. Wright voluntarily terminates his employment or if we terminate his employment for cause, the PSUs that have not vested will be forfeited. In the case of his termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), Mr. Wright receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.

Assuming Mr. Wright was terminated on December 31, 2023 or that a change of control occurred on such date, and assuming further that the market value of his unvested PSU awards was $4.88 per share of common stock, which was the closing price of our common stock on December 29, 2023, Mr. Wright would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)	VALUE OF ACCELERATED PSU AWARDS ($)(1)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	—	—	—	—	—	203,745	203,745
By Employee with Cause or for Good Reason	—	—	—	—	—	203,745	203,745
By Employee without Cause	—	—	—	—	—	—	—
Upon Change of Control	—	—	—	—	—	203,745	203,745
Death or Disability	—	—	—	—	—	203,745	203,745

(1)Calculated based on the target number of 22,656 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2023, 17,785 PSUs, prorated for the performance period of January 1, 2022 to December 31, 2023, and 22,360 PSUs, the actual number of PSUs earned for the performance period of January 1, 2021 to December 31, 2023.

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Andreas Terler

Pursuant to Mr. Terler’s employment agreement, if we terminate his agreement without cause, he will be entitled to all earned salary through the last day of employment. Mr. Terler is not entitled to any payments upon termination or a change of control under his employment agreement. Under the terms of the option award agreement, Mr. Terler is not entitled to any acceleration of options.

Under the terms of the PSU award agreements for the 2023 PSUs and 2022 PSUs, if Mr. Terler voluntarily terminates his employment or if we terminate his employment for cause, the PSUs that have not vested will be forfeited. In the case of his termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), Mr. Terler receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.

Assuming Mr. Terler was terminated on December 31, 2023 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $4.88 per share of common stock, which was the closing price of our common stock on December 29, 2023, Mr. Terler would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)	VALUE OF ACCELERATED PSU AWARDS ($)(1)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	—	—	—	—	—	271,577	271,577
By Employee with Cause or for Good Reason	—	—	—	—	—	271,577	271,577
By Employee without Cause	—	—	—	—	—	—	—
Upon Change of Control	—	—	—	—	—	271,577	271,577
Death or Disability	—	—	—	—	—	271,577	271,577

(1)Calculated based on the target number of 32,365 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2023, 25,407 PSUs, prorated for the performance period of January 1, 2022 to December 31, 2023, and 27,950 PSUs, the actual number of PSUs earned for the performance period of January 1, 2021 to December 31, 2023.

Nikolaus Strohriegel

Pursuant to Mr. Strohriegel’s employment agreement, if we terminate his agreement without cause, he will be entitled to all earned salary through the last day of employment. Mr. Strohriegel is not entitled to any payments upon termination or a change of control under his employment agreement. Under the terms of the option award agreement, Mr. Strohriegel is not entitled to any acceleration of options.

Under the terms of the PSU award agreements for the 2023 PSUs and 2022 PSUs, if Mr. Strohriegel voluntarily terminates his employment or if we terminate his employment for cause, the PSUs that have not vested will be forfeited. In the case of his termination without Cause, for Good Reason, by death or Disability, or due to a Change in Control (each, as defined in the PSU award agreement), Mr. Strohriegel receives a prorated vesting and payout of PSUs equal to the target number of PSUs prorated for the number of days employed during the performance period.

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Assuming Mr. Strohriegel was terminated on December 31, 2023 or that a change of control occurred on such date, and assuming further that the market value of his unvested awards was $4.88 per share of common stock, which was the closing price of our common stock on December 29, 2023, Mr. Strohriegel would have been eligible for the following payments and benefits:

	SALARY ($)	BONUS ($)	VALUE OF CONTINUED BENEFITS ($)	VALUE OF AUSTRIAN SEVERANCE BENEFITS ($)	VALUE OF ACCELERATED OPTION AWARDS ($)	VALUE OF ACCELERATED PSU AWARDS ($)(1)	TOTAL ($)
By Company with Cause	—	—	—	—	—	—	—
By Company without Cause	—	—	—	—	—	203,745	203,745
By Employee with Cause or for Good Reason	—	—	—	—	—	203,745	203,745
By Employee without Cause	—	—	—	—	—	—	—
Upon Change of Control	—	—	—	—	—	203,745	203,745
Death or Disability	—	—	—	—	—	203,745	203,745

(1)Calculated based on the target number of 22,656 PSUs, prorated for the performance period of January 1, 2023 to December 31, 2023, 17,785 PSUs, prorated for the performance period of January 1, 2022 to December 31, 2023, and 22,360 PSUs, the actual number of PSUs earned for the performance period of January 1, 2021 to December 31, 2023.

EQUITY COMPENSATION PLAN INFORMATION

Information relating to securities authorized for issuance under our equity compensation plans as of December 31, 2023 is as follows:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS (#)		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS ($)		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a)) (#)
Equity compensation plans approved by security holders (1)	2,207,107	(2)	5.73	(3)	420,385
Equity compensation plans not approved by security holders	—		—		—
Total	2,207,107		5.73		420,385

(1)These plans consist of the 2005 Equity Incentive Plan, as amended (the “2005 Plan”), which expired in June 2015, and the 2016 Plan, which was approved by our stockholders in June 2016.

(2)As of December 31, 2023, there were (i) 51,700 shares of our common stock issuable upon exercise of outstanding options issued under the 2005 Plan, (ii) 1,095,000 shares of our common stock issuable upon exercise of outstanding options issued under the 2016 Plan, and (iii) 1,060,407 PSUs issued under the 2016 Plan that, if and when vested, will be settled in shares of our common stock. The amount reported in this table assumes target level performance for the PSUs. Assuming maximum level performance for the PSUs, the number of shares of common stock would increase by 1,060,407.

(3)The weighted-average exercise price relates only to outstanding stock options.

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CEO PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K under the Exchange Act (“Regulation S-K”), we are providing the following information about the relationship of the annual total compensation of Dr. Haitzmann and Mr. Hoetzinger, Co-Chief Executive Officers, and the annual total compensation of our employees. Using the methodology described below, we determined that the median of the annual total compensation of all of our employees, excluding the Co-Chief Executive Officers, was $47,403. The annual total compensation of our Co-Chief Executive Officers was $3,427,627 for Dr. Haitzmann and $3,473,062 for Mr. Hoetzinger. As a result, the ratio of the annual total compensation of each of Dr. Haitzmann and Mr. Hoetzinger to the median of the annual total compensation of all employees included in our calculations was 72 to 1 and 73 to 1, respectively. We believe this pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify our median employee and that person’s annual total compensation, we took the following steps:

(1)We determined that, as of December 1, 2023, our employee population consisted of approximately 4,200 employees. This population consisted of full-time, part-time, seasonal and temporary employees of Century Casinos, Inc. and its consolidated subsidiaries employed by us on that date.

(2)To identify the “median employee” from our employee population, we compared cash compensation (which included salary and bonus) of our employees for the year ended December 31, 2023 as reflected in our internal payroll records. This compensation measure was consistently applied to all employees included in our calculations. Due to our international operations, it was determined that the only comparable payroll data across jurisdictions was employee salaries and bonuses. Tips were excluded from the measurement because tips are reported differently in each jurisdiction in which we operate.

(3)We converted compensation paid to non-U.S. employees in local currency to U.S. dollars using the average exchange rate for the year ended December 31, 2023. We did not make any cost of living adjustments in identifying the “median employee”.

(4)Once we identified the “median employee”, we calculated such employee’s compensation for 2023 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, which resulted in annual total compensation of $47,403, and compared it to the annual total compensation of our Co-Chief Executive Officers for 2023 as set forth in the “Total” column in the Summary Compensation Table included in this proxy statement.

Because the SEC rules for identifying the median of the annual total compensation of a company’s employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have headquarters in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

PAY VERSUS PERFORMANCE

Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the Pay Versus Performance table (set forth below) is required to include “Compensation Actually Paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officers (PEOs) and the Company’s non-PEO NEOs, as noted below. “Compensation Actually Paid” represents a new required calculation that differs significantly from the Summary Compensation Table calculation of compensation, the NEOs realized or earned compensation, as well as from the way in which the Compensation Committee views annual compensation decisions, as discussed in “Compensation Discussion and Analysis”. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to PSUs that remain subject to forfeiture if vesting conditions are not satisfied.

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Year	Summary Compensation Table Total for PEO1 ($)	Compensation Actually Paid to PEO1 ($)	Summary Compensation Table Total for PEO2 ($)	Compensation Actually Paid to PEO2 ($)	Average Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return ($)	Value of Initial Fixed $100 Investment Based on Peer Group Shareholder Return ($)	Net Income (Loss) ($ in millions)	CSM (Adjusted EBITDAR) ($ in millions)
	(1)(2)	(1)(4)	(1)(2)	(1)(4)	(3)(5)	(3)(4)(5)	(6)	(7)		(8)
2023	3,427,627	2,203,326	3,473,062	2,248,761	725,200	532,459	62	75	(28.2)	114.0
2022	1,641,443	788,298	1,668,181	815,036	545,447	229,397	89	57	8.0	103.3
2021	1,369,043	2,951,941	1,401,028	2,983,926	489,252	1,040,478	154	77	20.6	97.9
2020	1,087,462	752,540	1,100,831	765,909	368,399	298,434	81	89	(48.0)	48.4

(1)PEO1 is Dr. Erwin Haitzmann. PEO2 is Mr. Peter Hoetzinger. Dr. Haitzmann and Mr. Hoetzinger were co-CEOs for all four years reported in this table.

(2)Amounts reported in these columns represent (i) the total compensation reported in the Summary Compensation Table for the applicable year for each of Dr. Haitzmann and Mr. Hoetzinger and (ii) the average total compensation in the Summary Compensation Table for the applicable year for the Company’s NEOs other than Dr. Haitzmann and Mr. Hoetzinger reported for the applicable year.

(3)For all four years reported in this table Non-PEO NEOs were: Ms. Stapleton, Mr. Wright, Mr. Terler and Mr. Strohriegel.

(4)To calculate “Compensation Actually Paid” under SEC disclosure rules, adjustments were made to the amounts reported in the Summary Compensation Table for the applicable year. Reconciliations of the adjustments are set forth in the tables below. Based on the required methodology for calculating “Compensation Actually Paid” under SEC disclosure rules, “Compensation Actually Paid” fluctuates most significantly based on changes in the Company’s stock price during the vesting period of the award. Accordingly, values shown as “Compensation Actually Paid” reflect the increase or decrease in the value of such equity awards based on our stock price performance and, for the years prior to vesting, do not reflect compensation realized or earned by the NEO. Accordingly, “Compensation Actually Paid” reflected below includes values for equity awards that may not be earned due to failure to satisfy the vesting conditions or may be earned at levels that differ from the amounts reported below based on the stock price as of the vesting date. The assumptions used for calculating the fair value for purposes of determining “Compensation Actually Paid” are consistent with the methodology used for calculating the grant date fair value for financial reporting purposes. None of our NEOs participate in a pension plan; therefore, no adjustment from the Summary Compensation Table total related to pension value was made.

	PEO1 ($)	PEO2 ($)	Other NEOs (Average) ($)
	2023	2023	2023
Summary Compensation Table - Total Compensation	3,427,627	3,473,062	725,200
- Grant Date Fair Value of Stock and Option Awards Granted in Fiscal Year	(2,376,453)	(2,376,453)	(313,638)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Equity Awards Granted in Fiscal Year	1,330,223	1,330,223	132,746
+/- Difference between Prior Fiscal Year-End and Fiscal Year-End Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Fiscal Years	(393,547)	(393,547)	(131,578)
+ Fair Value at Vesting of Equity Awards Granted in Fiscal Year that Vested During Fiscal Year	—	—	—
+/- Difference between Prior Fiscal Year-End and Vesting Date Fair Value of Equity Awards Granted in Prior Fiscal Years for Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	215,476	215,476	119,729
- Fair Value as of Prior Fiscal Year-End of Equity Awards Granted in Prior Fiscal Years that Failed to Meet Applicable Vesting Conditions During Fiscal Year	—	—	—
= Compensation Actually Paid	2,203,326	2,248,761	532,459

(5)Amounts previously included for Average Compensation for Non-PEO NEOs that relate to medical insurance benefits provided to all US employees have been removed from the calculation of total compensation for 2020, 2021 and 2022, and 401(k) contributions for our US Non-PEO NEOs have been included for those years.

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(6)Pursuant to the rules of the SEC, Total Shareholder Return (TSR) is calculated based on a fixed investment of $100 measured from the market close on December 31, 2019 (the last trading day of 2019) through and including the end of the fiscal year for each year reported in the table. Historic stock price performance is not necessarily indicative of future stock price performance.

(7)Our peer group used for the TSR calculation is the Dow Jones US Gambling Index.

(8)Our company-selected measure, which is the measure we believe represents the most important financial performance not otherwise presented in the table above that we use to link Compensation Actually Paid to our NEOs for the 2023 fiscal year to our company’s performance, is Adjusted EBITDAR, a non-GAAP financial measure. For a discussion and reconciliation of Adjusted EBITDAR to the most directly comparable measure under GAAP, see Appendix A.

Relationship Between Pay and Performance

We believe that “Compensation Actually Paid” in each of the years reported above and over the multi-year cumulative period are reflective of the Compensation Committee’s emphasis on “pay-for-performance” as the “Compensation Actually Paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our annual and long-term incentive programs. Because of the leverage of our executive compensation program towards long-term incentive grants of PSUs, the “Compensation Actually Paid” is most significantly impacted by changes in our stock price over the vesting period of the awards.

The relationship between “Compensation Actually Paid” and the pay of our NEOs compared to TSR is further illustrated below:

The relationship between “Compensation Actually Paid” and the pay of our NEOs compared to the Company’s Net Income (Loss) and Adjusted EBITDAR is further illustrated below:

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Financial Performance Measures

Our executive compensation program is designed so that compensation is tied to performance against pre-established financial measures. The most important financial measures used by the Company to determine “Compensation Actually Paid” in 2023 were:

Adjusted EBITDAR
Net Operating Revenue
Relative Total Shareholder Return

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APPENDIX A

A reconciliation of Adjusted EBITDAR to net earnings (loss) attributable to Century Casinos, Inc. Stockholders is presented below.

	For the year ended December 31,
Amounts in thousands	2023	2022
Net (loss) income attributable to Century Casinos, Inc. stockholders	$(28,198)	$7,976
Interest expense (income), net (1)	91,811	64,980
Income tax benefit	(5,343)	(7,660)
Depreciation and amortization	41,043	27,109
Net earnings attributable to non-controlling interests	9,709	5,694
Non-cash stock-based compensation	3,610	3,335
Gain on foreign currency transactions, cost recovery income and other	(3,688)	(1,236)
Loss on disposition of fixed assets	691	18
Acquisition costs	4,412	3,124
Adjusted EBITDAR	$114,047	$103,340

(1)See “Reconciliation of Interest Expense (Income), Net” below for a breakdown of interest expense and “Cash Rent Payments” below for more information on the rent payments related to the Master Lease.

Reconciliation of Interest Expense (Income), Net

	For the year ended December 31,
Amounts in thousands	2023	2022
Interest income	$(2,114)	$(851)
Interest expense - Credit Agreements	39,703	25,089
Interest expense - VICI Financing Obligation	42,426	28,533
Interest expense - CDR Land Lease	1,450	2,254
Interest expense - Deferred Financing Costs	2,695	2,412
Interest expense - Misc	327	239
Interest expense - Other (1)	7,324	7,304
Total interest expense (income), net	$91,811	$64,980

(1)Interest expense – Other consists of $7.3 million related to the loss on debt extinguishment related to our CDR land lease in 2023 and $7.3 million of deferred financing costs written off in connection with the prepayment of the $170.0 million term loan issued under a credit agreement with Macquarie Capital in 2022.

Cash Rent Payments

	For the year ended December 31,
Amounts in thousands	2023	2022
Master Lease	$40,739	$25,666
CDR land lease	1,258	2,088
Nugget lease (50%)	6,313	—

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APPENDIX B

CENTURY CASINOS, INC.

AMENDED AND RESTATED

2016 EQUITY INCENTIVE PLAN

1.Purpose. The purpose of the Century Casinos, Inc. Amended and Restated 2016 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success. The Plan was originally adopted by the Board on April 26, 2016, and approved by the Company’s stockholders on June 9, 2016 (the “Original Effective Date”). The Company hereby amends and restates the Plan, subject to stockholder approval. The terms of this Amended and Restated 2016 Equity Incentive Plan shall be effective on the date of stockholder approval (the “Restatement Date”) and shall apply to Awards granted on and after the Restatement Date.

2.Definitions. In this Plan, the following definitions will apply.

(a)“Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b)“Agreement” means the written or electronic agreement, notice or other document containing the terms and conditions applicable to each Award granted under the Plan, including all amendments thereto. An Agreement is subject to the terms and conditions of the Plan.

(c)“Award” means a grant made under the Plan in the form of Options, Stock Appreciation Rights, Restricted Stock, Stock Units, or an Other Stock-Based Award.

(d)“Board” means the Board of Directors of the Company.

(e)“Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition means, a Participant’s (i) conviction or commission of a felony, (ii) fraud or dishonesty against the Company or an Affiliate or in the course of fulfilling the Participant’s Service Provider duties, (iii) failure or refusal to perform his or her Service Provider duties in any material respect, (iv) illegal drug use or alcohol abuse on Company or Affiliate premises or at a Company or Affiliate sponsored event, (v) conduct which in the good faith and reasonable determination of the Committee demonstrates gross unfitness to serve in a Service Provider capacity, or (vi) material violation of any contract between the Participant and the Company or an Affiliate or of any statutory duty of the Participant to the Company or an Affiliate. The Committee shall, unless otherwise provided in a then-effective agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(f)“Change in Control” means one of the following:

(1)An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing one-third or more of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)any acquisition of securities of the Company by an Exchange Act Person from the Company for the purpose of providing financing to the Company;

(B)any formation of a Group consisting solely of beneficial owners of the Company’s Voting Securities as of the effective date of this Plan;

(C)any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company’s Voting Securities; or

(D)with respect to any particular Participant, any acquisition of securities of the Company by the Participant, any Group including the Participant, or any entity controlled by the Participant or a Group including the Participant.

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If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of one-third or more of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred. Furthermore, a Change in Control will occur if an Exchange Act Person becomes the beneficial owner of one-third or more of the Company’s Voting Securities as the result of a Corporate Transaction only if the Corporate Transaction is itself a Change in Control pursuant to subsection 2(f)(3).

(2)A majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election.

(3)A Corporate Transaction is consummated, unless, immediately following such Corporate Transaction, (i) all or substantially all of the individuals and entities who were the beneficial owners of the Company’s Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (including beneficial ownership through any Parent of such entity) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company’s Voting Securities; (ii) no Exchange Act Person beneficially owns one-third or more of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity resulting from such Corporate Transaction (provided that no Exchange Act Person shall be deemed to beneficially own one-third or more of the combined voting power of the surviving or acquiring entity solely as a result of holding Voting Securities of the Company prior to the Corporate Transaction); and (iii) at least a majority of the members of the board of directors of the surviving or acquiring entity resulting from such Corporate Transaction were Continuing Directors immediately prior to the Corporate Transaction.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(f) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(g)“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. For purposes of the Plan, references to sections of the Code shall be deemed to include any applicable treasury regulations and guidance promulgated thereunder and any successor or similar statutory provisions.

(h)“Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of Nasdaq (or applicable stock exchange), and (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3. Notwithstanding the foregoing, if the Board has not designated a Committee as contemplated by the foregoing sentence or has reserved to itself the authority to administer the Plan with respect to certain categories of Participants, the Board shall perform the duties and have the responsibilities of the Committee generally or with respect to the specified categories of Participants, as the case may be.

(i)“Company” means Century Casinos, Inc., a Delaware corporation, and any successor thereto.

(j)“Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving entity.

(k)“Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning of Code Section 22(e)(3).

(l)“Employee” means an employee of the Company or an Affiliate.

(m)“Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

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(n)“Exchange Act Person” means any natural person, entity or Group within the meaning of Section 2(a)(2) of the Securities Act of 1933 and Section 14(d) of the Exchange Act other than (i) the Company or any Affiliate; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(o)“Fair Market Value” means the fair market value of a Share determined as follows:

(1)If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be the closing sales price for a Share on the principal securities market on which it trades on the date for which it is being determined, or if no sale of Shares occurred on that date, on the next preceding date on which a sale of Shares occurred, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(p)“Full Value Award” means an Award other than an Option Award or Stock Appreciation Right Award.

(q)“Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(r)“Group” means two or more persons who act, or agree to act together, as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding, voting or disposing of securities of the Company.

(s)“Non-Employee Director” means a member of the Board who is not an Employee.

(t)“Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price. An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422. A “Non-Qualified Stock Option” or “NQSO” means an Option other than an Incentive Stock Option.

(u)“Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(v)“Parent” means a “parent corporation,” as defined in Code Section 424(e).

(w)“Participant” means a Service Provider to whom a then-outstanding Award has been granted under the Plan.

(x)“Performance-Based Award” means an Award that is conditioned on the achievement of a specified performance goal or goals.

(y)“Plan” means this Century Casinos, Inc. 2016 Equity Incentive Plan, as amended and in effect from time to time.

(z)“Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(aa)“Retirement” means any termination of a Participant’s Service, other than for Cause, occurring at or after age 65.

(bb)“Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity. A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services to the Company or any Affiliate or upon the entity to which the Service Provider provides services ceasing to be an Affiliate. Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii)

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any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(cc)“Service Provider” means an Employee, a Non-Employee Director, or any natural person who is a consultant or advisor, or is employed by a consultant or advisor retained by the Company or any Affiliate, and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(dd)“Share” means a share of Stock.

(ee)“Stock” means the common stock, $0.01 par value per Share, of the Company.

(ff)“Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(gg)“Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, vesting conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(hh)“Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(ii)“Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines. The terms and conditions of a Substitute Award may vary from the terms and conditions set forth in the Plan to the extent that the Committee at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the award in substitution for which it has been granted.

(jj)“Voting Securities” of an entity means the outstanding equity securities (or comparable equity interests) entitled to vote generally in the election of directors of such entity.

3.Administration of the Plan.

(a)Administration. The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b)Scope of Authority. Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)determining the Service Providers to whom Awards will be granted, the timing of each such Award, the type of Award and the number of Shares covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)cancelling or suspending an Award, accelerating the vesting of an Award or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 15(d) and 15(e);

(3)adopting sub-plans or special provisions applicable to Awards, establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement, reconciling any inconsistency, correcting any defect or supplying an omission in the Plan or any Agreement, and making all other determinations necessary or desirable for the administration of the Plan;

(4)granting Substitute Awards under the Plan;

(5)taking such actions as are provided in Section 3(c) with respect to Awards to foreign Service Providers; and

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(6)requiring or permitting the deferral of the settlement of an Award, and establishing the terms and conditions of any such deferral.

(c)Awards to Foreign Service Providers. The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan. In connection therewith, the Committee may establish such subplans or annexes to Agreements and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)Acts of the Committee; Delegation. A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee. Any such action of the Committee shall be valid and effective even if one or more members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(h). To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company or to a committee of the Board comprised of one or more directors of the Company. The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)Finality of Decisions. The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)Indemnification. Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the Plan, shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual’s duties under the Plan. This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf. The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4.Shares Available Under the Plan.

(a)Maximum Shares Available. Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 5,930,400. Shares issued under the Plan may come from authorized and unissued shares or treasury shares. In determining the number of Shares to be counted against this share reserve in connection with any Award, the following rules shall apply:

(1)Shares that are subject to Awards of Options or Stock Appreciation Rights shall be counted against the share reserve as one Share for every one Share granted.

(2)Shares that are subject to Full Value Awards shall be counted against the share reserve as 1.75 Shares for every one Share granted.

(3)Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve shall be the maximum number of Shares that could be received under that particular Award, until such time as it can be determined that only a lesser number of shares could be received.

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(4)Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(5)Shares subject to Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(6)Awards that will be settled solely in cash shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)Effect of Forfeitures and Other Actions. Any Shares subject to an Award that expires, is cancelled or forfeited or is settled for cash shall, to the extent of such cancellation, forfeiture, expiration or cash settlement, again become available for Awards under this Plan, and the share reserve under Section 4(a) shall be correspondingly replenished as provided in Section 4(c) below. The following Shares shall not, however, again become available for Awards or replenish the share reserve under Section 4(a): (i) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company in payment of the exercise price of an Option Award, (ii) Shares tendered (either actually or by attestation) by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award, (iii) Shares repurchased by the Company with proceeds received from the exercise of Options, and (iv) Shares subject to a SAR Award that are not issued in connection with the stock settlement of that Award upon its exercise.

(c)Counting Shares Again Available. Each Share that again becomes available for Awards as provided in Section 4(b) shall correspondingly increase the share reserve under Section 4(a), with such increase based on the same share ratio by which the applicable share reserve was decreased upon the grant of the applicable Award.

(d)Effect of Plans Operated by Acquired Companies. If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall supplement the Share reserve under Section 4(a). Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(e)No Fractional Shares. Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number. No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, adopt any rounding convention it deems suitable or pay cash in lieu of any fractional Share in settlement of an Award.

(f)Limits on Compensation to Non-Employee Directors. The aggregate grant date fair value (as determined in accordance with generally accepted accounting principles applicable in the United States) of all Awards granted during any calendar year to any Non-Employee Director, together with the amount of any cash fees or retainers paid to such Non-Employee Director during such calendar year with respect to such individual’s Service as a Non-Employee Director, shall not exceed $800,000.

5.Eligibility. Participation in the Plan is limited to Service Providers. Incentive Stock Options may only be granted to Employees.

6.General Terms of Awards.

(a)Award Agreement. Except for an Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the amount of the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee. An Award to a Participant may be made singly or in combination with any form of Award. Two types of Awards may be made in tandem with

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each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)Vesting and Term. Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and the applicable vesting conditions and any applicable performance period. The Committee may provide in an Agreement for such vesting conditions and timing as it may determine.

(c)Transferability. Except as provided in this Section 6(c), (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered, voluntarily or involuntarily, other than by will or the laws of descent and distribution. Any attempted transfer in violation of this Section 6(c) shall be of no effect. The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A.1(a)(5) to Form S-8 under the Securities Act of 1933, including the entities described therein) of the Participant. Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof. For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of Service of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)Designation of Beneficiary. To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award that is exercisable or payable on or after the Participant’s death. Any such designation shall be on a form approved by the Company and shall be effective upon its receipt by the Company.

(e)Termination of Service. Unless otherwise provided in an applicable Agreement, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or SAR Award, as applicable):

(1)Upon termination of Service by the Company or an Affiliate for Cause, all unexercised Option and SAR Awards and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3)Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of three months after the date of such termination. However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(4)Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Option and SAR Awards may be exercised for a period of one year after the date of such termination.

(f)Rights as Stockholder. No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)Performance-Based Awards. Any Award may be granted as a Performance-Based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the grant, vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award. In connection with any such Award, the Committee shall determine the extent to which performance measures have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement of such Award has been earned. The Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or adjustments to or waivers of the achievement of applicable performance goals.

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(h)Dividends and Dividend Equivalents. No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR Award. Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions and risk of forfeiture as the Shares to which such dividends or distributions relate. In its discretion, the Committee may provide in an Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared and paid on outstanding Shares and such dividend equivalents will be subject to the same restrictions and risk of forfeiture as the units or other Share equivalents to which such dividend equivalents relate. Dividend equivalents paid with respect to units or Share equivalents that are subject to the unvested portion of a Stock Unit Award or an Other Stock-Based Award whose vesting is subject to the satisfaction of specified performance goals will be subject to the same restrictions as the units or Share equivalents to which such dividend equivalents relate. The terms of any dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents. The Committee may, in its discretion, provide in an Agreement for restrictions on dividends and dividend equivalents in addition to those specified in this Section 6(h). Any Shares issued or issuable during the term of this Plan as the result of the reinvestment of dividends or the deemed reinvestment of dividend equivalents in connection with an outstanding Award shall be counted against, and replenish upon any subsequent forfeiture, the Plan’s share reserve as provided in Section 4.

(i)Deferrals of Full Value Awards. The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and with the intention of complying with the applicable requirements of Code Section 409A. The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or document as the Committee may determine, or some combination of such documents. The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the amount of compensation that may or must be deferred (or the method for calculating the amount); (ii) the permissible time(s) and form(s) of payment of deferred amounts; (iii) the terms and conditions of any deferral elections by a Participant or of any deferral required by the Company; and (iv) the crediting of interest or dividend equivalents on deferred amounts.

7.Stock Option Awards.

(a)Type and Exercise Price. The Agreement pursuant to which an Option Award is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option. The exercise price at which each Share subject to an Option Award may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A and, in the case of Incentive Stock Options, Code Section 424).

(b)Payment of Exercise Price. The purchase price of the Shares with respect to which an Option Award is exercised shall be payable in full at the time of exercise. The purchase price may be paid in cash or in such other manner as the Committee may permit, including by payment under a broker-assisted sale and remittance program, by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)Exercisability and Expiration. Each Option Award shall be exercisable in whole or in part on the terms provided in the Agreement. No Option Award shall be exercisable at any time after its scheduled expiration. When an Option Award is no longer exercisable, it shall be deemed to have terminated.

(d)Incentive Stock Options.

(1)An Option Award will constitute an Incentive Stock Option Award only if the Participant receiving the Option Award is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option Award’s Grant Date) of the Shares with respect to which Incentive Stock Option Awards held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code. To the extent an Option Award granted to a Participant exceeds this limit, the Option Award shall be treated as a Non-Qualified Stock Option

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Award. The maximum number of Shares that may be issued upon the exercise of Incentive Stock Option Awards under the Plan shall be the total number of Shares in the Plan’s share reserved as specified in the first sentence of Section 4(a), subject to adjustment as provided in Section 12(a).

(2)No Participant may receive an Incentive Stock Option Award under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the per Share exercise price for such Award is at least 110% of the Fair Market Value of a Share on the Grant Date and (ii) such Award will expire no later than five years after its Grant Date.

(3)For purposes of continued Service by a Participant who has been granted an Incentive Stock Option Award, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract. If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4)If an Incentive Stock Option Award is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5)The Agreement covering an Incentive Stock Option Award shall contain such other terms and provisions that the Committee determines necessary to qualify the Option Award as an Incentive Stock Option Award.

(e)Extension if Exercise Prevented by Law. Notwithstanding the foregoing, if the exercise of an Option Award during the applicable post-termination of Service exercise period as set forth in Section 6(e) or in the applicable Agreement is prevented by Section 17(c), the Option shall remain exercisable until the later of (i) 30 days after the date the exercise of the Option would no longer be prevented by such provision, or (ii) the end of the applicable post-termination exercise period, but in no event later than the scheduled expiration date of the Option as set forth in the applicable Agreement.

8.Stock Appreciation Right Awards.

(a)Nature of Award. An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares. The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)Exercise of SAR. Each SAR Award may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement. No SAR Award shall be exercisable at any time after its scheduled expiration. When a SAR Award is no longer exercisable, it shall be deemed to have terminated. Upon exercise of a SAR Award, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee. The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR Award.

9.Restricted Stock Awards.

(a)Vesting and Consideration. Shares subject to a Restricted Stock Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company reacquisition or repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

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(b)Shares Subject to Restricted Stock Awards. Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more Stock certificates issued in the name of the Participant. Any such Stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby. Any book-entry shall be subject to comparable restrictions and corresponding stop transfer instructions. Upon the vesting of Shares of Restricted Stock, and the Company’s determination that any necessary conditions precedent to the release of vested Shares (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, such vested Shares shall be made available to the Participant in such manner as may be prescribed or permitted by the Committee. Except as otherwise provided in the Plan or an applicable Agreement, a Participant with a Restricted Stock Award shall have all the rights of a shareholder, including the right to vote the Shares of Restricted Stock.

10.Stock Unit Awards.

(a)Vesting and Consideration. A Stock Unit Award shall be subject to vesting and the lapse of applicable restrictions based on such conditions or factors and occurring over such period of time as the Committee may determine in its discretion. If vesting of a Stock Unit Award is conditioned on the achievement of specified performance goals, the extent to which they are achieved over the specified performance period shall determine the number of Stock Units that will be earned and eligible to vest, which may be greater or less than the target number of Stock Units stated in the Agreement. The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)Payment of Award. Following the vesting of a Stock Unit Award, and the Company’s determination that any necessary conditions precedent to the settlement of the Award (such as satisfaction of tax withholding obligations and compliance with applicable legal requirements) have been satisfied, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan) or a combination of cash and Shares as determined by the Committee.

11.Other Stock-Based Awards. The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan. The Committee shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan. The Committee may direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.Changes in Capitalization, Corporate Transactions, Change in Control.

(a)Adjustments for Changes in Capitalization. In the event of any equity restructuring (within the meaning of FASB ASC Topic 718) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards. In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants. In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan. No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)Corporate Transactions. Unless otherwise provided in an Award, an applicable Agreement or another written agreement between a Participant and the Company, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

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(1)Continuation, Assumption or Replacement of Awards. In the event of a Corporate Transaction, then the surviving or successor entity (or its Parent) may continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a)), and such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below. A surviving or successor entity may elect to continue, assume or replace only some Awards or portions of Awards. For purposes of this Section 12(b)(1), an Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and contains terms and conditions that are substantially similar to those of the Award.

(2)Acceleration. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Option and SAR Awards shall become fully vested and exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, (ii) all outstanding Full Value Awards shall fully vest immediately prior to the effective time of the Corporate Transaction, and (iii) to the extent vesting of any Award is subject to satisfaction of specified performance goals, such Award shall be deemed “fully vested” for purposes of this Section 12(b)(2) if the performance goals are deemed to have been satisfied at the target level of performance and the vested portion of the Award at that level of performance is proportionate to the portion of the performance period that has elapsed as of the effective time of the Corporate Transaction. The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants. The exercise of any Option or SAR Award whose exercisability is accelerated as provided in this Section 12(b)(2) shall be conditioned upon the consummation of the Corporate Transaction and shall be effective only immediately before such consummation.

(3)Payment for Awards. If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may provide that some or all of such outstanding Awards shall be canceled at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3). The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3). The payment for any Award surrendered shall be in an amount equal to the difference, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award, and (ii) the aggregate exercise price (if any) for the Shares subject to such Award. If the amount determined pursuant to clause (i) of the preceding sentence is less than or equal to the amount determined pursuant to clause (ii) of the preceding sentence with respect to any Award, such Award may be canceled pursuant to this Section 12(b)(3) without payment of any kind to the affected Participant. Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee’s discretion, include subjecting such payments to vesting conditions comparable to those of the Award surrendered, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)Termination After a Corporate Transaction. If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within one year after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable for one year following the Participant’s termination of employment, and (ii) any Full Value Awards that are not yet fully vested shall immediately vest in full (with vesting in full for a Performance-Based Award determined as provided in Section 12(b)(2), except that the proportionate vesting amount will be determined with respect to the portion of the performance period during which the Participant was a Service Provider).

(c)Other Change in Control. In the event of a Change in Control that does not involve a Corporate Transaction, the Committee may, in its discretion, take such action as it deems appropriate with respect to outstanding Awards, which may include: (i) providing for the cancellation of any Award in exchange for payments in a manner similar to that provided in

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Section 12(b)(3) or (ii) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change in Control, which may include the acceleration of vesting in full or in part. The Committee will not be required to treat all Awards similarly in such circumstances, and may include such further provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.

(d)Dissolution or Liquidation. Unless otherwise provided in an applicable Agreement, in the event of a proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. An Award will terminate immediately prior to the consummation of such proposed action.

13.Plan Participation and Service Provider Status. Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally. Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.Tax Withholding. The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares. In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required tax withholdings (but not to exceed the minimum statutory amount required to be withheld if such limitation is necessary to avoid an adverse accounting impact) by authorizing the Company to withhold a number of the Shares that would otherwise be delivered to the Participant, or by delivering to the Company Shares already owned by the Participant, with the Shares so withheld or delivered having a Fair Market Value on the date the taxes are required to be withheld equal to the amount of taxes to be withheld.

15.Effective Date, Duration, Amendment and Termination of the Plan.

(a)Effective Date. The Plan became effective on the Original Effective Date. The Board adopted this amendment and restatement of the Plan on April 21, 2024, and it shall be considered effective on the Restatement Date, which shall be considered the date of its adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i).

(b)Duration of the Plan. The Plan shall remain in effect until all Shares subject to it are distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(c), or the tenth anniversary of the Restatement Date, whichever occurs first (the “Termination Date”). Awards made before the Termination Date shall continue to be outstanding in accordance with their terms and the terms of the Plan unless otherwise provided in the applicable Agreements.

(c)Amendment and Termination of the Plan. The Board may at any time terminate, suspend or amend the Plan. The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed. No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant’s consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)Amendment of Awards. Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement evidencing an Award previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant’s consent, unless such amendment is necessary to comply with applicable law or stock exchange rules or any compensation recovery policy as provided in Section 17(i).

(e)No Option or SAR Repricing. Except as provided in Section 12(a), no Option or Stock Appreciation Right Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or Stock Appreciation Right Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award at a time when the per share exercise price of the Option or Stock Appreciation Right Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be

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treated under accounting rules as a “repricing” of such Option or Stock Appreciation Right Award, unless such action is first approved by the Company’s stockholders.

16.Performance-Based Awards.

(a)Terms of Awards. If an Award is a Performance-Based Award, then the grant of the Award, the vesting and lapse of restrictions thereon and/or the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals. The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 16. The Committee may adjust performance measures in its discretion downward or upward in any amount determined to be otherwise payable in connection with an Award subject to this Section 16. The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this Section 16 may be waived upon the death or Disability of the Participant or under any other circumstance as determined by the Committee.

(b)Performance Measures. The performance measures will be determined by the Committee in its discretion, and may include one or a combination of two or more of the following performance measures: (i) net earnings or net income; (ii) earnings before one or more of interest, taxes, depreciation, amortization and share-based compensation expense; (iii) earnings per share (basic or diluted); (iv) revenue; (v) gross profit; (vi) operating income; (vii) profitability as measured by return ratios (including, but not limited to, return on assets, return on operating assets, return on equity, return on invested capital and return on revenue) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenue or gross profit; (viii) cash flow (including, but not limited to, operating cash flow, free cash flow and cash flow return on capital); (ix) market share; (x) margins (including, but not limited to, one or more of gross, operating and net earnings margins); (xi) stock price; (xii) total stockholder return; (xiii) asset quality; (xiv) non-performing assets; (xv) operating assets; (xvi) balance of cash, cash equivalents and marketable securities; (xvii) cost and expense management; (xviii) economic value added or similar value added measurements; (xix) improvement in or attainment of working capital levels; (xx) productivity ratios; (xxi) employee retention or satisfaction measures; (xxii) safety record; (xxiii) customer satisfaction; (xxiv) debt, credit or other leverage measures or ratios; (xxv) implementation or completion of critical projects; (xxvi) marketing-spending efficiency; and (xxvii) core non-interest income. Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), relative to one or more other performance measures, as a growth rate or change from preceding periods, individual performance, or as a comparison to the performance of specified companies, indices or other external measures, and may relate to one or any combination of Company, Affiliate, business unit.

17.Other Provisions.

(a)Unfunded Plan. The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant. To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)Limits of Liability. Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)Compliance with Applicable Legal Requirements and Company Policies. No Shares distributable pursuant to the Plan shall be issued and delivered unless and until the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed. During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred

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except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws. Any stock certificate or book-entry evidencing Shares issued under the Plan that are subject to securities law restrictions shall bear or be accompanied by an appropriate restrictive legend or stop transfer instruction. Notwithstanding any other provision of this Plan, the acquisition, holding or disposition of Shares acquired pursuant to the Plan shall in all events be subject to compliance with applicable Company policies, including those relating to insider trading, pledging or hedging transactions, minimum post-vesting holding periods and stock ownership guidelines, and to forfeiture or recovery of compensation as provided in Section 17(i).

(d)Other Benefit and Compensation Programs. Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)Governing Law. To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Delaware without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)Severability. If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)Code Section 409A. It is intended that all Awards under the Plan will be exempt from, or will comply with the requirements of Code Section 409A, and to the maximum extent permitted Awards and the Plan will be administered and interpreted in accordance with this intent. Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)Each amount to be paid or benefit to be provided under an Award shall be construed as a separate and distinct payment for purposes of Section 409A;

(3)If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s “separation from service” or (ii) the Participant’s death. Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified by the Board in its discretion in accordance with the default provisions specified under Code Section 409A; and

(4)if payment under an Award is to be made within a designated period which does not begin and end within one calendar year, the Participant does not have a right to designate the taxable year of the payment.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall (i) in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A, (ii) have any obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A, or (iii) have any liability to any Participant for any such tax liabilities.

(h)Rule 16b-3. It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3. If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 17(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict.

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To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)Forfeiture and Compensation Recovery.

(1)The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award. Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of non-competition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)Awards and any compensation associated therewith are subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, as amended from time to time, which includes but is not limited to Section 17(i)(3), any compensation recovery policy adopted by the Board or the Committee in response to the requirements of Section 10D of the Exchange Act, the SEC’s final rules thereunder and applicable listing rules or other rules and regulations implementing the foregoing, or as otherwise required by law or the stock exchange. Any Agreement will be automatically unilaterally amended to comply with any such compensation recovery policy.

(3)The Company will, in appropriate circumstances as determined by the Committee, and to the extent permitted by applicable law, require reimbursement or forfeiture of Awards (whether time-based or performance-based) received by its named executive officers in the event that the Company is required to prepare an accounting restatement due to the Company’s material noncompliance with any financial reporting requirement under the securities laws. If the Committee determines that a situation in foregoing sentence occurred, the Committee will determine, in its sole discretion, the extent to which the Awards or compensation associated will be forfeited, recouped or recovered which may include, without limitation: (A) requiring reimbursement of cash compensation previously paid; (B) recovery of Shares issued upon vesting of Awards or payment of any amounts associated with Awards; (C) seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other disposition of any Awards; (D) offsetting the recouped amount from any compensation otherwise owed by the Company to the Participant; (E) cancelling outstanding vested or unvested equity awards; and/or (F) taking any other remedial and recovery action permitted by law, as determined by the Committee.

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PROXY

CENTURY CASINOS, INC.

This Proxy is solicited by the Board of Directors

The undersigned stockholder of Century Casinos, Inc. acknowledges receipt of the Notice of Annual Meeting of Stockholders, to be held online via the Internet at www.virtualshareholdermeeting.com/cnty2024 on Monday, June 24, 2024 at 8:00 a.m. Mountain Daylight Time and hereby appoints Erwin Haitzmann, Peter Hoetzinger or Margaret Stapleton, or any of them individually, each with the power of substitution, as attorneys and proxies to vote all the shares of the undersigned at said Annual Meeting and at all adjournments thereof, hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof. The above-named attorneys and proxies are instructed to vote all of the undersigned's shares as follows:

(1)	To elect two Class III directors to the Board of Directors.
(The Board of Directors recommends a vote for the election of each of the following nominee.)

	ERWIN HAITZMANN	☐ FOR ☐ AGAINST ☐ ABSTAIN
	GOTTFRIED SCHELLMANN	☐ FOR ☐ AGAINST ☐ ABSTAIN

(2)	To ratify the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2024.
(The Board of Directors recommends a vote for ratification.)

☐ FOR ☐ AGAINST ☐ ABSTAIN

(3)	To consider and vote upon a proposal to approve an advisory (non-binding) resolution regarding the compensation of the Company’s named executive officers.
(The Board of Directors recommends a vote for approval.)

☐ FOR ☐ AGAINST ☐ ABSTAIN

(4)	To consider and vote upon a proposal to approve the Amended and Restated 2016 Equity Incentive Plan.
(The Board of Directors recommends a vote for approval.)

☐ FOR ☐ AGAINST ☐ ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on Monday, June 24, 2024.

The Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

(Continued and to be signed on reverse side)

(Continued from other side)

This proxy, when properly executed, will be voted as directed herein by the undersigned stockholder. Unless contrary instructions are given, the shares represented by this proxy will be voted FOR each of the nominees set forth in Item 1, FOR Item 2, FOR Item 3, FOR Item 4 and in the discretion of the proxy holders on any other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Dated this______ day of _________________, 2024

Signature__________________________________

Signature__________________________________

Please sign your name exactly as it appears on your stock certificate. If shares are held jointly, each holder should sign. Executors, trustees, and other fiduciaries should so indicate when signing.